    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 12, 1999



                                                              FILE NO. 333-88415

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                                ----------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                            ------------------------

     OGE ENERGY CORP.              OKLAHOMA                 73-1481638
OGE ENERGY CAPITAL TRUST I          DELAWARE            TO BE APPLIED FOR
 OGE ENERGY CAPITAL TRUST          DELAWARE             TO BE APPLIED FOR
            II
(Exact name of registrant      (State or other            (IRS Employer
   as specified in its         jurisdiction of         Identification No.)
         charter)              incorporation or
                                organization)

                         321 NORTH HARVEY, P.O. BOX 321
                       OKLAHOMA CITY, OKLAHOMA 73101-0321
                                 (405) 553-3000

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)
                            ------------------------

                                STEVEN E. MOORE
                      CHAIRMAN OF THE BOARD AND PRESIDENT
                                OGE ENERGY CORP.
                            321 NORTH HARVEY AVENUE
                         OKLAHOMA CITY, OKLAHOMA 73102
                                 (405) 553-3000

           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

         PETER D. CLARKE, ESQ.                    ROBERT YOLLES, ESQ.
       GARDNER, CARTON & DOUGLAS               JONES, DAY, REAVIS & POGUE
   321 NORTH CLARK STREET, SUITE 3100             77 WEST WACKER DRIVE
        CHICAGO, ILLINOIS 60610               CHICAGO, ILLINOIS 60601-1692

                         ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   From time to time after the effective date of this registration statement.
                            ------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /
                            ------------------------


    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 Subject to Completion, Dated October 12, 1999


PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED              , 1999)

                                 PREFERRED SECURITIES

                           OGE ENERGY CAPITAL TRUST I

                              % PREFERRED SECURITIES
                (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)
     FULLY AND UNCONDITIONALLY GUARANTEED, TO THE EXTENT SET FORTH HEREIN,
                                       BY

                                OGE ENERGY CORP.

 Maturity Date  , 2039.

        Issuer  The trust that is issuing the preferred securities will have no assets other than junior subordinated debt securities issued by OGE Energy. The junior subordinated debt securities will have essentially the same terms as the preferred securities.
                Therefore, the trust can only make payments on the preferred securities if OGE Energy first makes payments on the junior subordinated debt securities.

 Distributions  Quarterly, beginning       , 1999. May be postponed for one or more periods, each not
       Payable  exceeding five years, but not past the maturity date.

    Redemption  At OGE Energy's option at a price of $25 per share plus accrued and unpaid
                distributions, on or after         , 20  and at any time within 90 days after
                specified changes in investment company or tax law.

 Subordination  The preferred securities are effectively subordinated to all senior indebtedness of
                OGE Energy and all existing and future liabilities of its subsidiaries.

       Listing  Application will be made to trade the preferred securities on the New York Stock
                Exchange under the ticker symbol       .

    INVESTING IN THE PREFERRED SECURITIES INVOLVES RISKS. RISK FACTORS BEGIN ON PAGE S-5 OF THIS PROSPECTUS SUPPLEMENT.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                              PER PREFERRED SECURITY        TOTAL
                                                                             -------------------------  -------------
Public offering price......................................................          $      25          $
Underwriting commissions to be paid by OGE Energy..........................                   (1)                    (1)
Proceeds to the trust......................................................          $      25          $

--------------------------
(1) Underwriting commissions of $0. per preferred security will be paid by OGE Energy; except that for sales of preferred securities to certain institutions the underwriting commission will be $0. per preferred security.

    The preferred securities are expected to be ready for delivery in book-entry form only through the facilities of The Depository Trust Company on or about
        , 1999.

LEHMAN BROTHERS

         A.G. EDWARDS & SONS, INC.

                  CIBC WORLD MARKETS

                           MERRILL LYNCH & CO.

                                    MORGAN STANLEY DEAN WITTER

                                             PRUDENTIAL SECURITIES

    The information in this prospectus supplement is not complete and may be changed. OGE Energy Capital Trust I and OGE Energy Corp. may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.

      , 1999

                                OGE ENERGY CORP.

    OGE Energy is a public utility holding company, which was incorporated in August 1995 in the State of Oklahoma. The Company serves as the parent company to Oklahoma Gas and Electric Company, which operates under the trade name OG&E Electric Services, and Enogex Inc. and any other companies that may be formed within the organization in the future.

    The Company's principal subsidiary is OG&E and, accordingly, the Company's financial results and condition are substantially dependent at this time on the financial results and condition of OG&E. OG&E is a regulated public utility engaged in the generation, transmission and distribution of electricity to retail and wholesale customers. OG&E was incorporated in 1902 under the laws of the Oklahoma Territory and is the largest electric utility in the State of Oklahoma. OG&E sold its retail gas business in 1928 and now owns and operates an interconnected electric production, transmission and distribution system which includes eight active generating stations with a total capability of 5,561,180 kilowatts.

    Enogex, with the completion of the Transok acquisition described below, owns and operates approximately 9,700 miles of natural gas transmission and gathering pipelines, has interests in fifteen gas processing plants, markets electricity, natural gas and natural gas products and invests in the drilling for and production of crude oil and natural gas.

    Enogex completed its acquisition of Tejas Transok Holding, L.L.C., a gatherer, processor, and transporter of natural gas in Oklahoma and Texas on July 1, 1999. Transok's principal assets included approximately 4,900 miles of natural gas pipelines in Oklahoma and Texas with a capacity of approximately 1.2 billion cubic feet per day and 18 billion cubic feet of underground gas storage. Transok also owned 9 gas processing plants, which produced approximately 25,000 barrels per day of natural gas liquids in 1998. Enogex purchased Transok from Tejas Energy L.L.C. of Houston, an affiliate of Shell Oil Company, for approximately $710.3 million, which included assumption of $173 million of long-term debt.

    OGE Energy's principal executive office is at 321 North Harvey Avenue, P.O. Box 321, Oklahoma City, Oklahoma 73101-0321, and its telephone number is (405) 553-3000.

                            SELECTED FINANCIAL DATA

                                                                                                              6 MONTHS ENDED
                                                  YEAR ENDED DECEMBER 31,                                     JUNE 30, 1999
                                   -----------------------------------------------------    1998 PRO     ------------------------
                                     1994       1995       1996       1997       1998       FORMA(1)      ACTUAL    PRO FORMA(1)
                                   ---------  ---------  ---------  ---------  ---------  -------------  ---------  -------------
                                                                 ($ MILLIONS EXCEPT PER SHARE DATA)
Operating revenues...............  $ 1,355.2  $ 1,302.0  $ 1,387.4  $ 1,443.6  $ 1,617.7    $ 2,088.5    $   829.1    $ 1,080.3

Pre-tax operating income(2)......      272.5      271.0      279.4      268.5      339.5        329.1        107.2        122.4

Earnings available for common
  stock(3).......................      121.5      122.9      131.0      130.3      165.1        132.0         48.9         44.6

Basic earnings per weighted
  average common share...........       1.50       1.52       1.62       1.61       2.04         1.63         0.63         0.57

Dividend declared per share......       1.33       1.33       1.33       1.33       1.33         1.33         0.67         0.67

Common stock and retained
  earnings(4)....................      921.2      937.5      961.6      985.0    1,043.4      1,043.4        962.6        962.6

Preferred stock(4)...............       50.0       49.9       49.4       49.3        0.0          0.0          0.0          0.0

Long-term debt (excluding amount
  due within one year)(4)........      730.6      843.9      829.3      841.9      935.6      1,108.6        934.7      1,107.7

------------------------


(1) Pro forma to give effect to the July 1, 1999 acquisition of Tejas Transok Holding, L.L.C. and its subsidiaries by Enogex. The pro forma income statement data gives effect to the acquisition as if it had occurred at the beginning of the period presented. The pro forma balance sheet data at June 30, 1999 gives effect to the acquisition as if it had occurred at June 30, 1999. The pro forma balance sheet data at December 31, 1998 gives effect to the transaction as if it had occurred at December 31, 1998. The pro forma information does not give effect to the sale of the preferred securities and the application of the proceeds of the offering.


(2) Pre-tax operating income is operating revenues less the aggregate of fuel costs, purchased power and gas, electricity purchased for resale, other operation and maintenance expenses, depreciation and amortization and taxes other than income taxes.

(3) Net income less preferred stock dividends.

(4) End of period.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                    YEAR ENDED DECEMBER 31,
                                                     -----------------------------------------------------    1998 PRO
                                                       1994       1995       1996       1997       1998         FORMA
                                                     ---------  ---------  ---------  ---------  ---------  -------------
Ratio of Earnings to Fixed Charges.................       3.57       3.46       4.04       4.09       4.80         2.90

                                                           6 MONTHS ENDED
                                                           JUNE 30, 1999
                                                     --------------------------
                                                       ACTUAL       PRO FORMA
                                                     -----------  -------------
Ratio of Earnings to Fixed Charges.................        4.47          2.08


    In computing the ratios, "earnings" consist of earnings from continuing operations before income taxes, investment tax credit (net) and fixed charges; "fixed charges" consist principally of interest expense and a calculated portion of office rentals which is deemed to be representative of the interest factor. The pro forma ratio of earnings to fixed charges for the year ended December 31, 1998 gives effect to the acquisition of Tejas Transok Holding, L.L.C. as if it had occurred at January 1, 1998. The pro forma ratio of earnings to fixed charges for the 6 months ended June 30, 1999 gives effect to the acquisition as if it had occurred January 1, 1999. The pro forma information does not give effect to the sale of the preferred securities and the application of the proceeds of the offering.

    The annual interest requirements on the long-term debt of OGE Energy outstanding at June 30, 1999, were approximately $60.0 million.

                                USE OF PROCEEDS

    All of the net proceeds from the sale of the preferred securities will be invested by the trust in junior subordinated debt securities of OGE Energy. OGE Energy will use the proceeds from the sale of the junior subordinated debt securities to the trust for general corporate purposes, primarily to repay outstanding short-term borrowings incurred in connection with Enogex's acquisition of the Transok pipeline. Short-term borrowings aggregated $791.1 million as of August 31, 1999 and had a weighted average interest rate of 5.51%.

                              ACCOUNTING TREATMENT

    The financial statements of the trust will be reflected in OGE Energy's consolidated financial statements, with the preferred securities reflected on OGE Energy's balance sheet as a separate line item after total liabilities and before stockholders' equity, similar to a minority interest.

                           OGE ENERGY CAPITAL TRUST I

    OGE Energy Capital Trust I is a statutory business trust organized under Delaware law. OGE Energy established this trust by (1) filing a certificate of trust with the Secretary of State of Delaware on September 29, 1999, and (2) executing a declaration of trust, which was also signed by the property trustee and the Delaware trustee.

    The trust is being established for the following purposes only:

    - to issue and sell its common and preferred securities;

    - to use the proceeds from the sale of the common and preferred securities to acquire the junior subordinated debt securities of OGE Energy issued under the subordinated indenture; and

    - to engage in activities that are directly related to these activities, such as registering the transfer of the preferred securities.

    OGE Energy will acquire all of the common securities, which will have a total liquidation amount equal to at least 3% of the total capital of the trust.

    The trust's business and affairs are conducted by its trustees, which are Wilmington Trust Company, as Delaware trustee, and two regular trustees. The regular trustees are employees of OGE Energy. Wilmington Trust Company will also act as trustee under the guarantee agreement relating to the preferred securities.

    OGE Energy has the right to appoint, remove and replace the trustees of the trust. If an event of default occurs under the subordinated indenture, the holders of a majority in liquidation amount of the preferred securities will also have this right.

    OGE Energy, as issuer of the junior subordinated debt securities, will pay all fees and expenses related to the trust and the offering of the preferred securities. OGE Energy will also pay all ongoing costs, expenses and liabilities of the trust, except obligations to make distributions and other payments on the common and preferred securities.

    For additional information concerning the trust, see "Summary Information Q&A" beginning on page 2 in the accompanying prospectus.

    OGE Energy and the trust anticipate that the trust will not be required to make any filings with the Securities and Exchange Commission.

                                  RISK FACTORS

    Your investment in the preferred securities will involve several risks. You should carefully consider the following discussion of risks, and the other information in this prospectus supplement and the accompanying prospectus, before deciding whether an investment in the preferred securities is suitable for you.

OGE ENERGY IS NOT REQUIRED TO PAY YOU UNDER THE GUARANTEE AND THE JUNIOR SUBORDINATED DEBT SECURITIES UNLESS IT FIRST MAKES OTHER REQUIRED PAYMENTS.

    OGE Energy's obligations under the junior subordinated debt securities will rank junior to all of OGE Energy's senior debt as described on page 13 of the accompanying prospectus. This means that OGE Energy cannot make any payments on the junior subordinated debt securities if it defaults on a payment of senior debt and does not cure the default within the applicable grace period or if the senior debt becomes immediately due because of a default and has not yet been paid in full. At August 31, 1999, OGE Energy's senior debt for these purposes aggregated about $791.6 million. In addition, OGE Energy's obligations under the junior subordinated debt securities will be effectively subordinated to all existing and future liabilities of OGE Energy's subsidiaries. At August 31, 1999, approximately $2.108 billion of obligations of OGE Energy's subsidiaries not included in OGE Energy's senior indebtedness was outstanding.

    OGE Energy's obligations under the guarantee are subordinated to all of its other liabilities as described on page 18 of the accompanying prospectus. This means that OGE Energy cannot make any payments on the guarantee if it defaults on a payment on any of its other liabilities. In addition, in the event of the bankruptcy, liquidation or dissolution of OGE Energy, its assets would be available to pay obligations under the guarantee only after OGE Energy made all payments on its other liabilities.

    Neither the preferred securities, the junior subordinated debt securities nor the guarantee limit the ability of OGE Energy and its subsidiaries to incur additional indebtedness or other liabilities, including indebtedness that ranks senior in priority of payment to the junior subordinated debt securities and the guarantee. See "Description of the Guarantee--Status of the Guarantee" on page 19 and "Description of the Junior Subordinated Debt Securities--Subordination" on page 13, of the accompanying prospectus.

OGE ENERGY IS NOT REQUIRED TO PAY YOU UNDER THE GUARANTEE IF THE TRUST DOES NOT HAVE CASH AVAILABLE.

    The ability of the trust to make payments on the preferred securities is solely dependent upon OGE Energy making the related payments on the junior subordinated debt securities to the trust, as owner of the junior subordinated debt securities, when due.

    If OGE Energy defaults on its obligations to make payments on the junior subordinated debt securities, the trust will not have sufficient funds to make payments on the preferred securities. In those circumstances, you will not be able to rely upon the guarantee for payment of these amounts.

DEFERRAL OF DISTRIBUTIONS WOULD HAVE ADVERSE TAX CONSEQUENCES FOR YOU AND MAY ADVERSELY AFFECT THE TRADING PRICE OF THE PREFERRED SECURITIES.

    If distributions on the preferred securities are deferred, you will nonetheless be required to recognize interest income for United States federal income tax purposes in the form of original issue discount of your ratable share of the accrued but unpaid interest on the junior subordinated debt securities held by the trust before you receive any cash distributions relating to this interest even though you may use the cash method of accounting. In addition, you will not receive these cash distributions if you sell the preferred securities before the end of any deferral period or before the record date for distributions which are paid.

    OGE Energy has no current intention of deferring interest payments on the junior subordinated debt securities and believes that deferral is a remote possibility. However, if OGE Energy exercises its right in the future, the preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest on the junior subordinated debt securities. If you sell the preferred securities during an interest deferral period, you may not receive the same return on investment as someone else who continues to hold the preferred securities. In addition, the existence of OGE Energy's right to defer payments of interest on the junior subordinated debt securities may mean that the market price for the preferred securities, which represent undivided beneficial interests in the junior subordinated debt securities, may be more volatile than other securities that do not have these rights.

    See "United States Federal Income Tax Consequences" on page 23 of the accompanying prospectus for more information regarding the tax consequences of purchasing, holding and selling the preferred securities.

YOU SHOULD NOT RELY ON RECEIVING DISTRIBUTIONS FROM THE PREFERRED SECURITIES THROUGH THEIR MATURITY DATE--THEY MAY BE REDEEMED AT ANY TIME IF SPECIFIED CHANGES IN TAX OR INVESTMENT COMPANY LAW OCCUR AND THEY MAY BE REDEEMED AT THE OPTION OF OGE ENERGY.

    If specified changes, which are more fully described in the accompanying prospectus, in tax or investment company law occur and specified other conditions which are more fully described in the accompanying prospectus are satisfied, all, but not less than all, of the preferred securities could be redeemed at any time by the trust at a redemption price equal to their aggregate liquidation price plus any accrued and unpaid distributions. See "Description of the Preferred Securities--Distribution of the Junior Subordinated Debt Securities" on page 9 and "--Special Event Redemption" on page 8 of the accompanying prospectus.

    The preferred securities may be redeemed, in whole, at any time, or in part, from time to time, at the direction of OGE Energy on or after the date specified on the cover page of this prospectus supplement, at a redemption price equal to their aggregate liquidation price plus any accrued and unpaid distributions. You should assume that this redemption option will be exercised if OGE Energy is able to refinance the junior subordinated debt securities at a lower interest rate or it is otherwise in the interest of OGE Energy to redeem the junior subordinated debt securities. If the junior subordinated debt securities are redeemed in part, the trust must redeem the preferred securities in an aggregate liquidation amount equal to the aggregate principal amount of junior subordinated debt securities to be redeemed. See "Description of the Preferred Securities--Redemption" on page 7 and "Description of the Junior Subordinated Debt Securities--Redemption" on page 14 of the accompanying prospectus.

THERE CAN BE NO ASSURANCE AS TO THE MARKET PRICES FOR THE PREFERRED SECURITIES OR THE JUNIOR SUBORDINATED DEBT SECURITIES; THEREFORE, YOU MAY SUFFER A LOSS.

    OGE Energy cannot give you any assurance as to the market prices for the preferred securities or the junior subordinated debt securities that may be distributed in exchange for preferred securities. Accordingly, the preferred securities that an investor may purchase, whether pursuant to the offer made by this prospectus supplement and the accompanying prospectus or in the secondary market, or the junior subordinated debt securities that a holder of preferred securities may receive in exchange for preferred securities, may trade at a discount to the price that the investor paid to purchase the preferred securities. As a result of the right to defer payments on the preferred securities, the market price of the preferred securities may be more volatile than the market prices of other securities to which optional deferrals do not apply.

THERE COULD BE AN ADVERSE TAX CONSEQUENCE TO YOU IF OGE ENERGY TERMINATES THE TRUST AND DISTRIBUTES JUNIOR SUBORDINATED DEBT SECURITIES TO HOLDERS, RESULTING IN POSSIBLE TAX AND LIQUIDITY CONSEQUENCES TO YOU.

    OGE Energy has the right to terminate the trust at any time. If OGE Energy decides to exercise this right, the trust will be liquidated by distributing junior subordinated debt securities to holders of the common and preferred securities on a proportionate basis.

    Under current United States federal income tax law, a distribution of junior subordinated debt securities to you on the dissolution of the trust should not be a taxable event to you. However, if the trust is characterized for United States federal income tax purposes as an association taxable as a corporation at the time it is dissolved or if there is a change in law, the distribution of junior subordinated debt securities to you may be a taxable event to you.

SINCE YOU HAVE LIMITED VOTING RIGHTS, YOU CANNOT PREVENT THE TRUST TRUSTEES FROM TAKING ACTIONS YOU MAY NOT AGREE WITH.

    You will have limited voting rights. In particular, except for the limited exceptions described in the accompanying prospectus, only OGE Energy can elect or remove any of the trustees. See "Description of the Preferred
Securities--Voting Rights; Control of Remedies" on page 9 of the accompanying prospectus.

YOU MAY NOT BE ABLE TO DIRECTLY ENFORCE RIGHTS AGAINST OGE ENERGY IF AN EVENT OF DEFAULT OCCURS.

    You may have to rely on the property trustee under the trust agreement of OGE Energy Capital Trust I to enforce your rights if an event of default under the subordinated indenture occurs.

    If an event of default under the subordinated indenture occurs and is continuing, that will also be an event of default under the preferred securities. In that case, the holders of the preferred securities would have to rely on the enforcement against OGE Energy by the property trustee of its rights as holder of the junior subordinated debt securities. The holders of at least 25% in liquidation amount of the preferred securities will have the right to direct the property trustee to enforce its rights. However, if the property trustee does not enforce its rights any record holder would then, to the extent permitted by applicable law, have to take action directly against OGE Energy to enforce the property trustee's rights. In addition, if an event of default under the preferred securities occurs that is attributable to OGE Energy's failure to pay interest or principal on the junior subordinated debentures, a record holder of the preferred securities may proceed directly against OGE Energy. The holders of preferred securities will not be able to exercise directly any other remedies available to the holders of the junior subordinated debt securities unless the property trustee fails to do so.

                           DESCRIPTION OF SECURITIES

    This prospectus supplement summarizes the specific terms and provisions of the preferred securities, the junior subordinated debt securities and the guarantee, and supplements the general description of the terms and provisions of these securities in the accompanying prospectus. These summaries are not meant to be complete descriptions of each security. However, this prospectus supplement and the accompanying prospectus do contain the material terms and conditions of each security.

                   CERTAIN TERMS OF THE PREFERRED SECURITIES

DISTRIBUTIONS

    The preferred securities represent undivided beneficial ownership interests in the assets of the trust. The only assets of the trust will be the junior subordinated debt securities. Distributions on the preferred securities are cumulative and will accrue from the date the preferred securities are first
issued at the annual rate of       %. Distributions will be payable quarterly in
arrears on March 31, June 30, September 30 and December 31 of each year,
beginning         ,  . Distributions will be payable to the holders named on the securities register of the trust at the close of business on the relevant record dates, as described under "Description of the Preferred Securities--Distributions-- Payment of Distributions" on page 7 of the accompanying prospectus. Distributions not paid when due will accumulate
additional distributions, at the annual rate of    % on the amount of unpaid
distributions, compounded quarterly. When this prospectus supplement or the accompanying prospectus refers to any payment of distributions, the term "distributions" includes any additional distributions. The amount of distributions payable for any period will be computed on the basis of a 360-day year comprised of twelve 30-day months. The amount of distributions payable for any period shorter than a full quarterly period will be computed on the basis of a 30-day month and, for periods of less than a month, the actual number of days elapsed per 30-day month.

    If distributions are payable on a date that is not a business day, as defined at the end of this paragraph, payment will be made on the next business day without any interest or other payment resulting from the delay. However, if the next business day is in the next calendar year, payment of distributions will be made on the preceding business day. A "business day" means each day except Saturday, Sunday and any day on which banking institutions in The City of New York are authorized or required by law to close.

    Distributions on the preferred securities will only be paid if the trust has sufficient funds available to make the payments. The income of the trust available for the payment of distributions will be limited to payments made by OGE Energy to the trust, as owner of the junior subordinated debt securities.

DEFERRAL OF DISTRIBUTIONS

    OGE Energy may defer interest payments on the junior subordinated debt securities from time-to-time for one or more periods, each up to five years, but not beyond the maturity date. If there were a deferral, distributions on the preferred securities will also be deferred. See "Description of the Preferred Securities--Distributions--Deferral of Distributions" beginning on page 6 of the accompanying prospectus for further details.


    OGE Energy does not currently intend to defer interest payments on the junior subordinated debt securities. However, if OGE Energy does defer interest payments, it will be subject to restrictions relating to the payment of dividends on, or purchases of, its capital stock and payments on debt (including any guarantee) that ranks equal with or junior to the junior subordinated debt securities. See "Description of the Junior Subordinated Debt Securities--Option to Defer Interest Payments" on page 15 of the accompanying prospectus for further details.

    If OGE Energy chooses to defer payments of interest on the junior subordinated debt securities, the junior subordinated debt securities would at that time be treated as having been reissued with original issue discount for United States federal income tax purposes. This means you will be required to include accrued interest income in gross income for United States federal income tax purposes in the form of original issue discount before you receive cash distributions even though you may use the cash method of accounting. This treatment will apply as long as you own preferred securities. See "United States Federal Income Tax Consequences--Interest Income and Original Issue Discount" beginning on page 24 of the accompanying prospectus.

REDEMPTION

    OGE Energy may redeem the junior subordinated debt securities before their maturity:

    - in whole or in part on one or more occasions any time on or after , 20 ; and

    - in whole at any time, if specified changes in tax or investment company law occur as described more fully under "Description of the Preferred Securities--Special Event Redemption" on page 8 of the accompanying prospectus).

    When OGE Energy makes a payment on the junior subordinated debt securities,
either at maturity on           , 20  or upon early redemption in whole or in
part, the trust will use the cash it receives to pay at maturity or redeem a liquidation amount of the preferred and common securities equal to the principal amount of junior subordinated debt securities paid. The redemption price for the junior subordinated debt securities is 100% of their principal amount plus accrued and unpaid interest.

    If less than all the preferred and common securities are redeemed, the aggregate liquidation amount of preferred and common securities to be redeemed will be allocated proportionately among the preferred and common securities, subject to the exceptions described under "--Subordination of Common Securities" on page S-10. The preferred securities to be redeemed will be selected by the property trustee on a basis that it deems to be fair and appropriate, including by lot.

REDEMPTION PROCEDURES

    To the extent funds are available for payment, the trust will irrevocably deposit with DTC sufficient funds to pay the redemption amount for the preferred securities being redeemed. The trust will also give DTC irrevocable instructions and authority to pay the redemption amount to the preferred securities holders. Any distribution to be paid on or before a redemption date for any preferred securities called for redemption will be payable to the registered holders on the record date for the distribution.

OPTIONAL LIQUIDATION OF THE TRUST AND DISTRIBUTION OF JUNIOR SUBORDINATED DEBT
  SECURITIES

    OGE Energy may dissolve the trust at any time, and after paying the creditors of the trust may cause the junior subordinated debt securities to be distributed to the holders of the preferred securities in exchange for the preferred securities.

    Assuming that the trust is not taxable as a corporation, a distribution of junior subordinated debt securities upon a liquidation of the trust would not be a taxable event to holders of the preferred securities. If, however, the trust were subject to United Stated federal income tax for income accrued or received on the junior subordinated debt securities, the distribution of junior subordinated debt securities by the trust would be a taxable event to the trust and you.

    If OGE Energy elects to dissolve the trust and causes the junior subordinated debt securities to be distributed to the holders of the preferred securities in exchange for the preferred securities, OGE Energy will continue to have the right to redeem the junior subordinated debt securities as described under "Description of the Junior Subordinated Debt Securities--Redemption" on page 14 of the accompanying prospectus for more information.

SUBORDINATION OF COMMON SECURITIES


    Payment of distributions or any redemption or liquidation amounts regarding the preferred and common securities will be made proportionately between the holders of common securities and the holders of preferred securities based on the aggregate liquidation amounts of the preferred and common securities. However, if OGE Energy is in default under the subordinated indenture, no payments may be made on the common securities until all unpaid amounts on the preferred securities have been provided for or paid in full.


MERGERS, CONSOLIDATIONS OR AMALGAMATIONS


    OGE Energy Capital Trust I may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other body, except as described below. OGE Energy Capital Trust I may at the request of OGE Energy, with the consent of the regular trustees and without the consent of the holders of the trust securities, the property trustee or the Delaware trustee, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any state; provided, that:


    - the successor entity either (1) expressly assumes all of the obligations of OGE Energy Capital Trust I with respect to the preferred securities, or
      (2) substitutes for the preferred securities successor securities having substantially the same terms as the preferred securities, so long as the successor securities rank the same as the preferred securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

    - OGE Energy expressly appoints a trustee of the successor entity possessing the same powers and duties as the property trustee as the holder of the junior subordinated debt securities;


    - the preferred securities or the successor securities are listed or traded, or they will be listed upon notification of issuance, on any national securities exchange or other organization on which the preferred securities are then listed or traded;


    - the transaction does not cause the preferred securities or the successor securities to be downgraded by a nationally recognized statistical rating organization;

    - the transaction does not adversely affect the rights, preferences and privileges of the holders of the preferred securities or the successor securities in any material respect;

    - the successor entity has a purpose substantially identical to that of OGE Energy Capital Trust I;


    - prior to the transaction, OGE Energy has received an opinion of counsel to the effect that (1) the transaction does not adversely affect the rights, preferences and privileges of the holders of the preferred securities or any successor securities in any material respect, (2) following the transaction neither OGE Energy Capital Trust I nor the successor entity will be required to register as an "investment company" under the Investment Company Act and (3) following the transaction, OGE Energy Capital Trust I or the successor entity will continue to be classified as a grantor trust for United States federal income tax purposes;



    - OGE Energy or a permitted successor owns all the common securities of the successor entity and guarantees the obligations of the successor entity under the successor securities at least to the extent provided by the preferred securities guarantee; and

    - the successor entity assumes all of the obligations of OGE Energy Capital Trust I with respect to the trustees.


Notwithstanding the foregoing, OGE Energy Capital Trust I may not, except with the consent of holders of all of the preferred securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it unless OGE Energy Capital Trust I obtains a tax opinion to the effect that the transaction would not cause OGE Energy Capital Trust I or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

    Any corporation or other body into which either the property trustee or the Delaware trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation or any corporation succeeding to all or substantially all the corporate trust business of either trustee, will be the successor of that trustee under the trust agreement, provided the resulting or surviving entity is otherwise qualified and eligible under the trust agreement.

CERTIFICATED SECURITIES--REGISTRATION, TRANSFER AND PAYMENT

    If the trust issues certificated securities, each one will be registered in the name of the relevant security holder. The preferred securities may be transferred or exchanged without the payment of any service charge, other than any tax or other governmental charge, by contacting the property trustee, Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-0001 Attention: Corporate Trust Administration.

    Distribution payments on certificated preferred securities will be made by check. Payment of the redemption price or liquidation amount will be made in immediately available funds when you surrender a preferred security.

            CERTAIN TERMS OF THE JUNIOR SUBORDINATED DEBT SECURITIES

    The junior subordinated debt securities will be issued under the subordinated indenture.

    The preferred securities, the junior subordinated debt securities and the guarantee do not limit the ability of OGE Energy and its subsidiaries to incur additional indebtedness or other liabilities, including indebtedness that ranks senior in priority of payment to the subordinated debentures and the guarantee. At August 31, 1999, approximately $791.6 million of senior debt of OGE Energy was outstanding. In addition, the junior subordinated debt securities will be effectively subordinated to all existing and future obligations of OGE Energy's subsidiaries. At August 31, 1999, approximately $2.108 billion of obligations of OGE Energy's subsidiaries not included in OGE Energy's senior indebtedness was outstanding.

    The junior subordinated debt securities may be redeemed by OGE Energy as described above under "Certain Terms of the Preferred Securities--Redemption".

INTEREST RATE AND MATURITY

    The junior subordinated debt securities will mature on         , 20  and
will bear interest at the annual rate of   %, payable quarterly in arrears on
March 31, June 30, September 30 and December 31 of each year, beginning
        ,     . Interest payments not paid when due will accrue additional
interest at the annual rate of   % on the amount of unpaid interest, to the
extent permitted by law, compounded quarterly. The interest payment provisions of the junior subordinated debt securities correspond to the distribution provisions of the preferred securities. The junior subordinated debt securities do not have a sinking fund. This means that OGE Energy is not required to make any principal payments on the junior subordinated debt securities prior to maturity.

DISTRIBUTION OF JUNIOR SUBORDINATED DEBT SECURITIES

    If the property trustee distributes the junior subordinated debt securities to the preferred and common securities holders upon the dissolution and liquidation of the trust, the junior subordinated debt securities will be issued in denominations of $25 principal amount and integral multiples thereof. OGE Energy anticipates that the junior subordinated debt securities would be distributed in the form of one or more global securities, and DTC, or any successor depositary for the preferred securities, would act as depositary for the junior subordinated debt securities. The depositary arrangements for the junior subordinated debt securities would be substantially similar to those in effect for the preferred securities.

    For a description of DTC and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemption and other notices and other matters, see "Description of the Preferred Securities--Book-Entry Only Issuance--The Depository Trust Company" beginning on page 11 of the accompanying prospectus.

OPTION TO DEFER INTEREST PAYMENTS

    OGE Energy does not currently intend to defer interest payments on the junior subordinated debt securities. If, however, OGE Energy does decide to defer interest payments, it could do so from time to time. No particular deferral period may exceed five years or extend beyond maturity.


    During a deferral period, interest will continue to accrue on the junior subordinated debt securities, compounded quarterly, and deferred interest payments will accrue additional interest to the extent permitted by law. No interest will be due and payable on the junior subordinated debt securities until the end of the deferral period except upon a redemption of the junior subordinated debt securities during a deferral period.


    OGE Energy may pay at any time all or any portion of the interest accrued to that point during a deferral period.

    Once OGE Energy makes all interest payments on the junior subordinated debt securities, including accrued and unpaid interest, it can again defer interest payments on the junior subordinated debt securities for a period of up to five years as described above.

    See "Description of the Junior Subordinated Debt Securities--Option to Defer Interest Payments" beginning on page 15 of the accompanying prospectus.

                              BOOK-ENTRY ISSUANCE

    The preferred securities will be represented by one or more global securities that will be deposited with and registered in the name of DTC or its nominee. This means that the trust will not issue certificates to you for the preferred securities. See "Description of the Preferred Securities-- Book-Entry Only Issuance--The Depository Trust Company" beginning on page 11 of the accompanying prospectus.

EUROCLEAR AND CEDELBANK

    Links have been established among DTC, Cedelbank and Euroclear, to facilitate the initial issuance of the preferred securities and cross-market transfers of the preferred securities associated with secondary market trading.

    Although DTC, Cedelbank and Euroclear have agreed to the procedures provided below in order to facilitate transfers of the preferred securities among their participants, they are under no obligation to perform or continue to perform those procedures and those procedures may be modified or discontinued at any time. Cedelbank and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Cedelbank's and Euroclear's names on the books of their respective depositaries, which in turn will hold those interests in customers' securities accounts in the depositories' names on the books of DTC.

    When preferred securities are to be transferred from the account of a DTC participant to the account of a Cedelbank participant or a Euroclear participant, the purchaser must send instructions to Cedelbank or Euroclear through a participant at least one business day prior to settlement. Cedelbank or Euroclear, as the case may be, will instruct the relevant U.S. depositary to receive the preferred securities against payment. Payment will then be made by that U.S. depositary to the DTC participant's account against delivery of the preferred securities. After settlement has been completed, the preferred securities will be credited to the respective clearing system and by the clearing system, in accordance with its usual procedures, to the Cedelbank participant's or Euroclear participant's account. Credit for the preferred securities will appear in European time on the next day.

    Because the settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending preferred securities to the relevant U.S. depositary for the benefit of Cedelbank participants or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant, a cross market transaction will settle no differently than a trade between two DTC participants.

    Due to time zone differences in their favor, Cedelbank participants or Euroclear participants may employ their customary procedures for transactions in which preferred securities are to be transferred by the respective clearing system through the relevant U.S. depositary to another DTC participant. The seller must send instructions to Cedelbank or Euroclear through a participant at least one business day prior to settlement. In these cases, Cedelbank or Euroclear will instruct its U.S. depositary to credit the preferred securities to the DTC participant's account against payment. The payment will then be reflected in the account of the Cedelbank participant or Euroclear participant the following day, and receipt of the cash proceeds in the Cedelbank participant's or Euroclear participant's account will be back-valued to the value date (which would be the preceding day, when settlement occurs in New
York). If the Cedelbank participant or Euroclear participant has a line of credit with its respective clearing system and elects to draw on that line of credit in anticipation of receipt of the sale proceeds in its account, the back-valuation may substantially reduce or offset any overdraft charges incurred over the one-day period. If settlement is not completed on the intended value date (that is, the trade fails), receipt of the cash proceeds in the Cedelbank participant's or Euroclear participant's account would instead be valued as of the actual settlement date.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the form of underwriting agreement which was filed as an exhibit to the registration statement under which the preferred securities are being offered and sold, the trust has agreed to sell to each of the underwriters named below, the number of preferred securities set forth opposite its name below:

                                                                                PREFERRED
                                                                                SECURITIES
                                                                            ------------------
Lehman Brothers Inc.......................................................      $
A.G. Edwards & Sons, Inc..................................................
CIBC World Markets Corp...................................................
Merrill Lynch, Pierce, Fenner & Smith
           Incorporated...................................................
Morgan Stanley Dean Witter................................................
Prudential Securities Incorporated........................................
                                                                                  --------
                                                                                  --------
                                                                                  --------

    The underwriters have advised the trust that they propose to initially offer the preferred securities to the public at the public offering price of $25 per preferred security; they may also offer preferred securities to dealers at that price less a concession not in excess of $0. per preferred security or $0. per preferred security with respect to some institutions. The underwriters may allow, and those dealers may reallow a concession not in excess of $0. per preferred security to some other dealers. After the initial public offering of the preferred securities is completed, the public offering price and such concessions may be changed.

    Because the proceeds from the sale of the preferred securities will be used to purchase the subordinated debentures, OGE Energy has agreed to pay to the
underwriters an underwriting commission of $    per preferred security (a total
of $      ); except that for sales of preferred securities to specified institutions the underwriting commission will be $0. per preferred security. Therefore, to the extent of those sales, the actual amount of commission will be less than the aggregate amount specified in the preceding sentence.

    OGE Energy will pay specified expenses, expected to be approximately
$        , associated with the offer and sale of the preferred securities.

    OGE Energy has agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933.

    In connection with the offering, the rules of the SEC permit the underwriters to engage in specified transactions that stabilize the price of the preferred securities. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the preferred securities. If the underwriters create a short position in the preferred securities in connection with the offering (that is, if they sell a larger number of the preferred securities than is set forth on the cover page of this prospectus supplement), the underwriters may reduce that short position by purchasing preferred securities in the open market.

    In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of those purchases. Neither the trust nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the preferred securities. In addition, neither the trust nor any of the underwriters makes any representation that the underwriters will in fact engage in those transactions, or that those transactions, once begun, will not be discontinued without notice.

NEW YORK STOCK EXCHANGE LISTING

    Before this offering, there has been no established public trading market for the preferred securities. Application will be made to list the preferred securities on the NYSE. If listed, trading of the preferred securities is expected to begin within 30 days of the issuance of the preferred securities. In order to meet all of the requirements for listing the preferred securities on the NYSE, the underwriters have agreed to sell the preferred securities to a minimum of 400 beneficial holders. The underwriters have advised OGE Energy that they intend to make a market in the preferred securities prior to the commencement of trading on the NYSE. However, the underwriters are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given about the liquidity of the trading market for the preferred securities.

NO SALES OF SIMILAR SECURITIES

    OGE Energy and the trust have agreed that for 30 business days after the date of this prospectus supplement they will not directly or indirectly offer, sell, offer to sell, grant any option for the sale of or otherwise dispose of any preferred securities or junior subordinated debt securities or any securities convertible or exchangeable into, or exercisable for preferred securities or junior subordinated debt securities or any debt securities substantially similar to junior subordinated debt securities or any equity securities substantially similar to the preferred securities, except for the preferred securities and junior subordinated debt securities described in this prospectus supplement, without the prior written consent of Lehman Brothers Inc.

    Some of the underwriters are affiliated with commercial banking institutions that may from time to time in the ordinary course of their businesses loan money to and have customary banking relationships with OGE Energy and its affiliates.

CONFIRMATION TO DISCRETIONARY ACCOUNTS NOT PERMITTED

    The underwriters may not confirm sales to any account over which they exercise discretionary authority without the prior written approval of the customer.

UNITED KINGDOM SELLING RESTRICTIONS

    Each underwriter has represented and agreed that (i) it has not offered or sold and prior to the date six months after the date of issue of the preferred securities will not offer or sell preferred securities in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the public offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the preferred securities in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on, and will only issue or pass on, in the United Kingdom any document received by it in connection with the issue of the preferred securities to a person who is a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisement) (Exemptions) Order 1996 or is a person to whom the document may otherwise lawfully be issued or passed on.

PROSPECTUS

                                  $200,000,000

                           OGE ENERGY CAPITAL TRUST I

                          OGE ENERGY CAPITAL TRUST II

                              PREFERRED SECURITIES

    Fully and Unconditionally Guaranteed, to the Extent Set Forth Herein, By

                                OGE ENERGY CORP.

                                ---------------

    OGE Energy will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

    The securities offered by this prospectus are offered in an aggregate liquidation amount of up to $200,000,000 subject to reduction as a result of the sale under specified circumstances of other securities.

    YOU ARE URGED TO CAREFULLY READ THE "RISK FACTORS" SECTION IN THE APPLICABLE PROSPECTUS SUPPLEMENT, WHERE SPECIFIC RISKS ASSOCIATED WITH THESE PREFERRED SECURITIES ARE DESCRIBED, ALONG WITH THE OTHER INFORMATION IN THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT BEFORE YOU MAKE YOUR INVESTMENT DECISION.

                            ------------------------

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
        COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR
         DETERMINED IF THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

    This prospectus may not be used to consummate sales of the offered securities unless accompanied by a prospectus supplement.


                 SUBJECT TO COMPLETION, DATED OCTOBER 12, 1999


    The information in this prospectus is not complete and may be changed. OGE Energy Capital Trust I, OGE Energy Capital Trust II and OGE Energy Corp. may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                            SUMMARY INFORMATION-Q&A

    This summary provides a brief overview of the key aspects of OGE Energy Corp., each OGE Energy Capital Trust and the preferred securities. The terms "trust" and "OGE Energy Capital Trust" refer to the OGE Energy Capital Trust for a specific transaction. You should carefully read this prospectus to understand fully the terms of the preferred securities as well as the tax and other considerations that are important to you in making a decision about whether to invest in the preferred securities. You should pay special attention to the "Risk Factors" section in the applicable prospectus supplement to determine whether an investment in the preferred securities is appropriate for you.

WHAT ARE THE PREFERRED SECURITIES?

    Each preferred security represents an undivided beneficial interest in the assets of a trust. Each preferred security will entitle the holder to receive cash distributions as described in this prospectus.

WHO IS THE TRUST?

    The trust is a Delaware statutory business trust. Its principal place of business is c/o OGE Energy Corp., 321 North Harvey Avenue, P.O. Box 321, Oklahoma City, Oklahoma 73101-0321, and its telephone number is (405) 553-3000.

    All the common securities of the trust will be owned by OGE Energy. The trust will use the proceeds from the sale of the preferred securities and the common securities to buy a series of junior subordinated deferrable interest debentures from OGE Energy with the same financial terms as the preferred securities.

    There are two regular trustees of the trust who are officers of OGE Energy. Wilmington Trust Company will act as the Delaware trustee and the property trustee of the trust.

WHO IS OGE ENERGY CORP.?

    OGE Energy is a public utility holding company, which was incorporated in August 1995 in the State of Oklahoma. The Company serves as the parent company to Oklahoma Gas and Electric Company, which operates under the trade name OG&E Electric Services, and Enogex Inc. and any other companies that may be formed within the organization in the future.

    The Company's principal subsidiary is OG&E and, accordingly, the Company's financial results and condition are substantially dependent at this time on the financial results and condition of OG&E. OG&E is a regulated public utility engaged in the generation, transmission and distribution of electricity to retail and wholesale customers. OG&E was incorporated in 1902 under the laws of the Oklahoma Territory and is the largest electric utility in the State of Oklahoma. OG&E sold its retail gas business in 1928 and now owns and operates an interconnected electric production, transmission and distribution system which includes eight active generating stations with a total capability of 5,561,180 kilowatts.

    Enogex owns and operates approximately 9,700 miles of natural gas transmission and gathering pipelines, has interests in fifteen gas processing plants, markets electricity, natural gas and natural gas products and invests in the drilling for and production of crude oil and natural gas.

    Enogex completed its acquisition of Tejas Transok Holding, L.L.C., a gatherer, processor, and transporter of natural gas in Oklahoma and Texas on July 1, 1999. Transok's principal assets included approximately 4,900 miles of natural gas pipelines in Oklahoma and Texas with a capacity of approximately 1.2 billion cubic feet per day and 18 billion cubic feet of underground gas storage. Transok also owned 9 gas processing plants, which produced approximately 25,000 barrels per day of natural gas liquids in 1998. Enogex purchased Transok from Tejas Energy L.L.C. of Houston, an affiliate of Shell Oil Company, for approximately $710.3 million, which included assumption of $173 million of long-term debt.

    OGE Energy's principal executive office is at 321 North Harvey Avenue, P.O. Box 321, Oklahoma City, Oklahoma 73101-0321, and its telephone number is (405) 553-3000.

WHEN WILL YOU RECEIVE DISTRIBUTIONS ON THE PREFERRED SECURITIES?

    The trust's only source of cash to make payments on the preferred securities are payments on the junior subordinated debt securities it purchases from OGE Energy.

    If you purchase the preferred securities, you are entitled to receive cumulative cash distributions at the rate specified in the applicable prospectus supplement. Distributions will accumulate from the date the trust issues the preferred securities and will be paid in arrears on the dates specified in the prospectus supplement, unless distributions are deferred as described below.

WHEN WILL PAYMENT OF YOUR DISTRIBUTIONS BE DEFERRED?

    OGE Energy may from time to time defer payments of interest on the junior subordinated debt securities for one or more periods, each of up to five years. If OGE Energy defers interest payments on the junior subordinated debt securities, the trust will also defer distributions on the preferred securities during the deferral period. A deferral of distributions cannot extend, however, beyond the maturity date of the junior subordinated debt securities.

    During any deferral period, except as described beginning on page 15, OGE Energy will not be permitted to:

    - pay a dividend or make any distributions on its capital stock;

    - redeem, purchase or make a liquidation payment on any of its capital stock;

    - make an interest, principal or premium payment on, or repay, repurchase or redeem, any of its debt securities that rank equal with or junior to the junior subordinated debt securities; or

    - make any guarantee payment with respect to any guarantee of debt securities of any subsidiary, if that guarantee ranks equally with or junior to the junior subordinated debt securities.

WHAT IS OGE ENERGY'S GUARANTEE OF THE PREFERRED SECURITIES?

    OGE Energy's guarantee of the preferred securities consists of:

    - its obligations under the subordinated indenture to make payments on the junior subordinated debt securities;

    - its obligations under the preferred securities guarantee; and

    - its obligations under the amended and restated declaration of trust, which sets forth the terms of the trust.

    OGE Energy will irrevocably guarantee that if a payment on the junior subordinated debt securities is made to the trust but, for any reason, the trust does not make the corresponding distribution or redemption payment to the holders of the preferred securities, then OGE Energy will make the payments directly to the holders of the preferred securities. The guarantee will not cover payments when the trust does not have sufficient funds to make payments on the preferred securities.

    OGE Energy's obligations under the guarantee are subordinated as described on page 19.

WHEN COULD THE JUNIOR SUBORDINATED DEBT SECURITIES BE DISTRIBUTED TO YOU?

    OGE Energy has the right to dissolve the trust at any time. If OGE Energy terminates the trust, the trust will distribute junior subordinated debt securities to the holders of the common and preferred securities of the trust on a proportionate basis.

WILL THE PREFERRED SECURITIES BE LISTED ON A STOCK EXCHANGE?

    If specified in an accompanying prospectus supplement, application will be made to list the preferred securities on the New York Stock Exchange. If approved for listing, the trust expects the preferred securities will begin trading within 30 days after they are first issued.

WILL HOLDERS OF THE PREFERRED SECURITIES HAVE ANY VOTING RIGHTS?

    Generally, the holders of the preferred securities will not have any voting rights. See "Description of the Preferred Securities--Voting Rights."

IN WHAT FORM WILL THE PREFERRED SECURITIES BE ISSUED?

    The preferred securities will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company or its nominee. This means that you will not receive a certificate for your preferred securities and that your broker will maintain your position in the preferred securities.

    YOU SHOULD RELY ONLY ON THE INFORMATION PROVIDED IN THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT, AS WELL AS THE INFORMATION INCORPORATED BY REFERENCE. OGE ENERGY HAS NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. OGE ENERGY IS NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS, THE ACCOMPANYING PROSPECTUS SUPPLEMENT OR ANY DOCUMENTS INCORPORATED BY REFERENCE IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THE APPLICABLE DOCUMENT.

                      WHERE YOU CAN FIND MORE INFORMATION


    As required by the Securities Act of 1933, OGE Energy filed a registration statement (No. 333-88415) relating to the securities offered by this prospectus and the relevant prospectus supplement with the Securities and Exchange Commission. This prospectus is a part of that registration statement, which includes additional information.


    OGE Energy files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document OGE Energy files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

    The SEC allows OGE Energy to "incorporate by reference" the information it files with the SEC, which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that OGE Energy files later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. OGE Energy incorporates by reference in the registration statement the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

    - Annual Report on Form 10-K for the year ended December 31, 1998, filed with the SEC on March 30, 1999;

    - Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, filed with the SEC on May 14, 1999;

    - Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, filed with the SEC on August 16, 1999; and

    - Current Reports on Form 8-K, filed with the SEC on May 20, July 9, July 13 (as amended September 14) and July 16, 1999.

    All documents OGE Energy files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the later of
(1) the completion of the offering of the securities described in this prospectus and (2) the date OGE Energy stops offering securities pursuant to this prospectus shall be incorporated by reference in this prospectus from the date of filing of those documents.

    You may request a copy of these filings, at no cost, by writing or telephoning OGE Energy at the following address:

       Treasurer
       OGE Energy Corp.
       321 North Harvey Avenue, P.O. Box 321
       Oklahoma City, Oklahoma 73101-0321
       (405) 553-3000

                                USE OF PROCEEDS

    All of the net proceeds from the sale of the preferred securities will be invested by the trust in junior subordinated debt securities of OGE Energy. OGE Energy will use the proceeds from the sale of the junior subordinated debt securities to the trust for general corporate purposes, primarily to fund its operating units and subsidiaries. The specific allocation of the proceeds of a particular series of junior subordinated debt securities will be described in the applicable prospectus supplement.

                    DESCRIPTION OF THE PREFERRED SECURITIES

    The preferred securities will be issued under an amended and restated declaration of trust. The declaration will be qualified under the Trust Indenture Act of 1939. Wilmington Trust Company will act as trustee under the declaration for purposes of the Trust Indenture Act. The terms of the preferred securities will include those stated in the declaration and those made part of the declaration by the Trust Indenture Act. The following summary of the terms of the preferred securities is not intended to be complete and is qualified by the applicable prospectus supplement, the declaration, the Trust Indenture Act and other applicable law. The declaration will be filed as an exhibit to a document incorporated by reference in the registration statement of which this prospectus forms a part.

GENERAL


    The declaration authorizes the regular trustees to issue both common and preferred securities representing undivided beneficial interests in the assets of the trust. All the common securities will be owned by OGE Energy. Absent an event of default, the common securities rank equally, and payments will be made on the common securities on a ratable basis, with the preferred securities. If an event of default under the indenture occurs and continues, however, the rights of the holders of the common securities to receive payments of periodic distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the preferred securities. The declaration does not permit the issuance of any other securities or the incurrence of any indebtedness by the trust.


    Pursuant to the declaration, the property trustee will hold title to the junior subordinated debt securities purchased by the trust for the benefit of the holders of the trust securities. The payment of distributions out of money held by the trust, and payments upon redemption of the trust securities or liquidation of the trust out of money held by the trust, are guaranteed by OGE Energy to the extent described under "Description of the Guarantee." The guarantee will be held by Wilmington Trust Company, the guarantee trustee, for the benefit of the holders of the preferred securities. The guarantee does not cover payment of distributions when the trust does not have sufficient available funds to pay those distributions. In that event, the remedy of a holder of preferred securities is to:

    - vote to direct the property trustee to enforce the property trustee's rights under the junior subordinated debt securities; or

    - if the failure of the trust to pay distributions is attributable to the failure of OGE Energy to pay interest or principal on the junior subordinated debt securities, directly sue OGE Energy for enforcement of payment to the holder of an amount equal to the aggregate liquidation amount of his or her preferred securities.

DISTRIBUTIONS

    Distributions on the preferred securities will accrue at the rate specified in the applicable prospectus supplement. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period will be computed on the basis of a 30-day month and, for periods of less than a full month, the actual number of days elapsed per 30-day month.

    Distributions on the preferred securities will be cumulative, will accrue from the date the trust issues the preferred securities and will be paid in arrears on the dates specified in the applicable prospectus supplement, unless they are deferred as described below.

    DEFERRAL OF DISTRIBUTIONS. OGE Energy has the right under the indenture to defer interest payments on the junior subordinated debt securities for one or more periods, none of which may exceed five years. During a deferral period, no interest will be due and payable. A deferral of interest payments cannot extend, however, beyond the maturity of the junior subordinated debt securities. As a consequence of any such deferral, distributions on the preferred securities also would be deferred. During a deferral period, the amount of distributions due to you would continue to accumulate and the deferred distributions will themselves accrue additional distributions at the same rate. When this prospectus refers to any payment of distributions, distributions include any additional distributions unless otherwise stated.

    Upon the termination of any deferral period and the payment of all amounts then due, OGE Energy may commence a new deferral period, subject to the maturity limitation and the five-year limit discussed above. Consequently, there could be several deferral periods of varying lengths throughout the term of the junior subordinated debt securities. The regular trustees will give the holders of the preferred securities notice of any deferral period upon their receipt of notice from OGE Energy. If distributions are deferred, the deferred distributions will be paid to holders of record of the preferred securities as they appear on the securities register of the trust on the record date following the termination of the deferral period. See "Description of the Junior Subordinated Debt Securities-- Interest" and "--Option to Defer Interest Payments."

    PAYMENT OF DISTRIBUTIONS. Distributions on the preferred securities will be payable to the holders named on the securities register of the trust at the close of business on the relevant record dates. As long as the preferred securities remain in book-entry only form, the record dates will be one business day before the distribution dates. Distributions will be paid through the property trustee who will hold amounts received on the junior subordinated debt securities in a property account for the benefit of the holders of the securities. Unless any applicable laws and regulations and the provisions of the declaration state otherwise, each payment will be made as described under "--Book-Entry Only Issuance--The Depository Trust Company" below.


    If the preferred securities do not continue to remain in book-entry only form, the relevant record dates will conform to the rules of any securities exchange on which the preferred securities are listed. If any date on which distributions are to be made on the preferred securities is not a business day, then payment of the distributions payable on that date will be made on the next day that is a business day, and without any interest or other payment resulting from the delay. However, if the next business day is in the next calendar year, the payment will be made on the immediately preceding business day. A "business day" means any day other than Saturday, Sunday or any other day on which banking institutions in The City of New York are permitted or required by law to close.


REDEMPTION

    The preferred securities will be redeemed upon the maturity of the junior subordinated debt securities or to the extent the junior subordinated debt securities are redeemed. The junior subordinated debt securities will mature on the date specified in the applicable prospectus supplement, and may be redeemed, in whole or in part, at any time on or after the date specified in the applicable prospectus supplement. The junior subordinated debt securities can also be redeemed at any time, in whole but not in part, upon the occurrence of a tax event or an investment company event as described below.

    Upon the maturity of the junior subordinated debt securities, the proceeds of their repayment will simultaneously be applied to redeem all outstanding trust securities at the redemption price. Upon the redemption of the junior subordinated debt securities, whether in whole or in part, either at the option of OGE Energy or pursuant to a tax or investment company event, the trust will use the cash it receives upon the redemption to redeem trust securities having an aggregate liquidation amount equal to the aggregate principal amount of the junior subordinated debt securities so redeemed at the redemption price. Before a redemption, holders of preferred securities will be given not less than 30 days' notice.

SPECIAL EVENT REDEMPTION

    "Tax event" means that the regular trustees will have received an opinion of an independent tax counsel experienced in applicable matters which states that, as a result of any:


    - amendment to, or change in, or announced proposed change in, the laws or associated regulations of the United States or any political subdivision or taxing authority of the United States, which is announced and effective on or after the date of the original issuance of the preferred securities; or


    - official administrative pronouncement, action or judicial decision interpreting or applying those laws or regulations, which is made after the date of the original issuance of the preferred securities;

there is more than an insubstantial risk currently or within the 90 days following such opinion that:

    - the trust would be required to pay United States federal income tax relating to income accrued or received on the junior subordinated debt securities;

    - interest payable to the trust on the junior subordinated debt securities would not be deductible by OGE Energy in whole or in part for United States federal income tax purposes; or

    - the trust would be required to pay more than a minimal amount of other taxes, duties or other governmental charges.


    "Investment company event" means that the regular trustees will have received an opinion of a nationally recognized independent counsel which states that, as a result of the occurrence of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, which is announced on or after the date of the original issuance of the preferred securities, there is more than an insubstantial risk that the trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940.


    This prospectus refers to a tax event or an investment company event as a "special event." If a special event occurs and continues, OGE Energy may, upon not less than 30 days' notice, redeem the junior subordinated debt securities, in whole but not in part, for cash within 90 days following the occurrence of that special event.

REDEMPTION PROCEDURES

    The trust may not redeem fewer than all of the outstanding preferred securities unless all accrued and unpaid distributions on all preferred securities have been paid.

    Once notice of redemption is given and funds are irrevocably deposited, distributions will cease to accrue and all rights of holders of preferred securities called for redemption will cease, except the right of the holders to receive the redemption price but without interest on the redemption price. If any redemption date is not a business day, then payment of the redemption price payable on that date will be made on the succeeding day that is a business day, without any interest or other payment resulting from the delay. However, if the next business day falls in the next calendar year, payment will be made on the preceding business day.

    If payment of the redemption price for any preferred securities is improperly withheld or refused and not paid either by the trust or by OGE Energy under the guarantee, distributions on those preferred securities will continue to accrue at the then-applicable rate from the original redemption date to the date of payment. In this case, the actual payment date will be the redemption date for purposes of calculating the redemption price. See "--Book-Entry Only Issuance--The Depository Trust Company."

    In the event that fewer than all of the outstanding preferred securities are to be redeemed, the particular preferred securities to be redeemed will be selected by the property trustee on a basis that it deems to be fair and appropriate, including by lot.

    OGE Energy or its subsidiaries may, at any time, and from time to time, purchase outstanding preferred securities by tender, in the open market or by private agreement, provided that it complies with United States federal securities laws and any other applicable laws.

DISTRIBUTION OF THE JUNIOR SUBORDINATED DEBT SECURITIES

    OGE Energy will have the right at any time to dissolve the trust. After satisfying the liabilities of its creditors, the trust may distribute junior subordinated debt securities in exchange for the preferred securities.

    There can be no assurance as to the market prices for either the preferred securities or the junior subordinated debt securities that may be distributed in exchange for the preferred securities if a dissolution and liquidation of the trust were to occur. This means that the preferred securities that an investor may purchase, whether pursuant to the offer made by this prospectus and the relevant prospectus supplement or in the secondary market, or the junior subordinated debt securities that an investor may receive if a dissolution and liquidation of the trust were to occur, may trade at a discount to the price that the investor paid to purchase the preferred securities offered by this prospectus.

TRUST ENFORCEMENT EVENTS


    Upon the occurrence of an indenture event of default (described below), the indenture trustee or the property trustee, as the sole holder of the junior subordinated debt securities, will have the right under the indenture to declare the principal of and interest on the junior subordinated debt securities to be immediately due and payable.


    If the property trustee fails to enforce its rights as holder of the junior subordinated debt securities, any holder of preferred securities may directly institute a legal proceeding against OGE Energy to enforce these rights without first suing the property trustee or any other person or entity. If a trust enforcement event (as described below) has occurred and is continuing and that event is attributable to the failure of OGE Energy to pay interest or principal on the junior subordinated debt securities on the date the interest or principal is otherwise payable, then a holder of preferred securities may also bring a direct action.

    An "indenture event of default" is an event of default under the indenture and also constitutes a "trust enforcement event," which is an event of default under the declaration relating to the trust securities. Pursuant to the declaration, however, the holder of the common securities will be deemed to have waived any trust enforcement event relating to the common securities until all trust enforcement events relating to the preferred securities have been cured, waived or otherwise eliminated. Until such trust enforcement events relating to the preferred securities have been so cured, waived, or otherwise eliminated, the property trustee will be deemed to be acting solely on behalf of the holders of the preferred securities and only the holders of the preferred securities will have the right to direct the property trustee as to matters under the declaration, and therefore the indenture.

VOTING RIGHTS; CONTROL OF REMEDIES

    Except as described in this prospectus under this heading, "--Modification of the Declaration" and "Description of the Guarantee--Modification of Guarantee; Assignment," and except as required by law, the holders of the preferred securities will have no voting rights.

    The holders of a majority in aggregate liquidation amount of the preferred securities have the right to direct any proceeding for any remedy available to the property trustee, including to:

    - exercise the remedies available to it under the indenture;

    - waive any past indenture event of default and its consequences that is waivable under the indenture; or


    - consent to any amendment, modification or termination of the indenture where that consent is required.


    Any required approval or direction of holders of preferred securities may be given at a separate meeting of holders of preferred securities convened for that purpose, at a meeting of all of the holders of trust securities or by written consent.

    If an indenture event of default has occurred and not been cured, the holders of 25% of the aggregate liquidation amount of the preferred securities may direct the property trustee to declare the principal and interest on the junior subordinated debt securities due and payable. However, where a consent or action under the indenture would require the consent of more than a majority of the aggregate principal amount of debt securities affected thereby, consent from the holders of that greater percentage would be required. See "Description of the Junior Subordinated Debt Securities-- Modifications and Amendments."

    Despite the fact that holders of preferred securities are entitled to vote or consent in the circumstances described above, any of the preferred securities that are owned at the time by OGE Energy or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, OGE Energy, will not be entitled to vote or consent. Instead, those preferred securities will be treated as if they were not outstanding.

    The procedures by which holders of preferred securities may exercise their voting rights are described below. See "--Book-Entry Only Issuance--The Depository Trust Company."

    Holders of the preferred securities generally will have no rights to appoint or remove the regular trustees. Instead, the trustees may be appointed, removed or replaced solely by OGE Energy as the indirect or direct holder of all of the common securities.

MODIFICATION OF THE DECLARATION

    The declaration may be amended from time to time without the consent of the holders of the preferred securities:

    - to cure any ambiguity or correct or supplement any provisions that may be defective or inconsistent with any other provision;

    - to add to the covenants, restrictions or obligations of OGE Energy in its capacity as sponsor of the trust;

    - to conform to any change in Rule 3a-5 under the Investment Company Act of 1940 or written change in interpretation or application of that rule by any legislative body, court, government agency or regulatory authority; or

    - to modify, eliminate or add to any provisions as necessary to ensure that the trust will be classified for United States federal income tax purposes as a grantor trust at all times or to ensure that the trust will not be required to register as an investment company under the Investment Company Act of 1940.

    Amendments made without the consent of the preferred securities cannot adversely affect in any material respect the rights of the holders of preferred or common securities.

    The declaration of trust may also be amended as to other matters with the consent of holders of a majority of the outstanding preferred securities. However, without the consent of each affected holder of preferred or common securities, the declaration of trust may not be amended to:

    - change the amount or timing of any distribution or otherwise adversely affect the amount of any distribution required to be made; or

    - restrict the right of a holder to institute suit for the enforcement of any distribution.

    Despite the foregoing, no amendment or modification may be made to the declaration if the amendment or modification would


    - cause the trust to be classified for United States federal income tax purposes as other than a grantor trust,



    - reduce or otherwise adversely affect the powers of the property trustee in contravention of the Trust Indenture Act; or


    - cause the trust to be deemed an investment company which is required to be registered under the Investment Company Act of 1940.

BOOK-ENTRY ONLY ISSUANCE--THE DEPOSITORY TRUST COMPANY

    The preferred securities will be book-entry securities. Upon issuance, all book-entry securities will be represented by one or more fully registered global securities. Each global security will be deposited with, or on behalf of, The Depository Trust Company, a securities depository, and will be registered in the name of DTC or a nominee of DTC. DTC will thus be the only registered holder of these securities.

    Purchasers of securities may only hold interests in the global notes through DTC if they are participants in the DTC system. Purchasers may also hold interests through a securities intermediary-- banks, brokerage houses and other institutions that maintain securities accounts for customers--that has an account with DTC or its nominee. DTC will maintain accounts showing the security holdings of its participants, and these participants will in turn maintain accounts showing the security holdings of their customers. Some of these customers may themselves be securities intermediaries holding securities for their customers. Thus, each beneficial owner of a book-entry security will hold that security indirectly through a hierarchy of intermediaries, with DTC at the "top" and the beneficial owner's own securities intermediary at the "bottom."

    The securities of each beneficial owner of a book-entry security will be evidenced solely by entries on the books of the beneficial owner's securities intermediary. The actual purchaser of the securities will generally not be entitled to have the securities represented by the global securities registered in its name and will not be considered the owner under the declaration. In most cases, a beneficial owner will also not be able to obtain a paper certificate evidencing the holder's ownership of securities. The book-entry system for holding securities eliminates the need for physical movement of certificates and is the system through which most publicly traded common stock is held in the United States. However, the laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability to transfer book-entry securities.

    A beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive (paper) securities only if:

    - DTC is unwilling or unable to continue as depositary for such global security and OGE Energy does not appoint a qualified replacement for DTC within 90 days; or

    - OGE Energy in its sole discretion decides to allow some or all book-entry securities to be exchangeable for definitive securities in registered form.

    Unless we indicate otherwise, any global security that is exchangeable will be exchangeable in whole for definitive securities in registered form, with the same terms and of an equal aggregate principal amount. Definitive securities will be registered in the name or names of the person or persons specified by DTC in a written instruction to the registrar of the securities. DTC may base its written instruction upon directions that it receives from its participants.

    In this prospectus, for book-entry securities, references to actions taken by security holders will mean actions taken by DTC upon instructions from its participants, and references to payments and notices of redemption to security holders will mean payments and notices of redemption to DTC as the registered holder of the securities for distribution to participants in accordance with DTC's procedures.

    DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under section 17A of the Securities Exchange Act of 1934. The rules applicable to DTC and its participants are on file with the SEC.

    DTC's management is aware that some computer applications, systems, and the like for processing dates that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as they relate to the timely payment of distributions to securityholders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

    OGE Energy and the trustees will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interest in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

    DTC may discontinue providing its services as securities depositary at any time by giving reasonable notice. Under those circumstances, in the event that a successor securities depositary is not obtained, securities certificates are required to be printed and delivered. Additionally, OGE Energy may decide to discontinue use of the system of book-entry transfers through DTC or any successor depositary with respect to the preferred securities. In that event, certificates for the securities will be printed and delivered.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that OGE Energy believes to be reliable, but OGE Energy does not take responsibility for the accuracy thereof.

INFORMATION CONCERNING THE PROPERTY TRUSTEE


    Prior to the occurrence of a default relating to the trust securities and after the cure of all trust enforcement events, the property trustee undertakes to perform only those duties as are specifically set forth in the declaration. After a default relating to the trust securities, the property trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The property trustee is under no obligation to exercise any of the powers vested in it by the declaration at the request of any holder of preferred securities unless offered reasonable indemnity by that holder against the costs, expenses and liabilities which might be incurred thereby.


PAYING AGENT

    If the preferred securities do not remain in book-entry only form, the following provisions will apply:

    - the property trustee may select a paying agent or may act as paying agent; and

    - registration of transfers of preferred securities will be effected without charge (other than in respect of any tax or other government charge).

             DESCRIPTION OF THE JUNIOR SUBORDINATED DEBT SECURITIES

    The junior subordinated debt securities in which the trust will invest the proceeds from the issuance and sale of the trust securities will be issued pursuant to the indenture between OGE Energy and Bank of Oklahoma, National Association, as the indenture trustee. The indenture will be qualified under the Trust Indenture Act of 1939. The terms of the junior subordinated debt securities will include those stated in the indenture and those made a part of the indenture by the Trust Indenture Act. The following summary of the material terms of the junior subordinated debt securities is not intended to be complete and is qualified by the applicable prospectus supplement, the indenture, the Trust Indenture Act and other applicable law. The indenture, including all amendments, has been filed with the SEC as an exhibit to, and is incorporated by reference in, the registration statement of which this prospectus forms a part.

GENERAL

    The junior subordinated debt securities will be issued as unsecured debt under the indenture. The junior subordinated debt securities will be limited in aggregate principal amount to the sum of the aggregate stated liquidation amount of the preferred securities and the capital contributed by OGE Energy to the trust in exchange for the common securities.

    The entire principal amount of the junior subordinated debt securities will mature and become due and payable, together with any accrued and unpaid interest thereon, on the date specified in the applicable prospectus supplement.

    If junior subordinated debt securities are distributed to holders of preferred securities in liquidation of that holders' interests in the trust, those junior subordinated debt securities will initially be issued in the form of one or more global securities under depositary arrangements similar to those in effect for the preferred securities. See "Description of the Preferred Securities--Book-Entry Only Issuance--The Depository Trust Company." In the event junior subordinated debt securities are issued in certificated form, principal and interest will be payable, the transfer of the junior subordinated debt securities will be registrable and junior subordinated debt securities will be exchangeable for securities of other denominations of a like aggregate principal amount at the corporate trust office of the indenture trustee in Oklahoma City, Oklahoma.

SUBORDINATION

    The indenture provides that the junior subordinated debt securities are subordinated and junior in right of payment to all senior debt, as defined below, of OGE Energy. No payment of principal of, or premium, if any, or interest on the junior subordinated debt securities may be made if (1) a default has occurred and is continuing in the payment of principal of or premium, if any, or interest on any senior debt of OGE Energy, or (2) if any event of default with respect to senior debt of OGE Energy has occurred and is continuing and has resulted in senior debt becoming or being declared due and payable, unless and until the event of default shall have been cured or waived or shall have ceased to exist and acceleration shall have been rescinded or annulled, or
(3) any judicial proceeding is pending with respect to any default in payment or event of default. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization or other judicial proceeding relative to OGE Energy, the holders of senior debt of OGE Energy will be entitled to receive payment in full of all amounts due or to become due on or in respect of all senior debt before the holders of the junior subordinated debt securities are entitled to receive or retain any payment or distribution. Subject to the prior payment of all senior debt, the rights of holders of the junior subordinated debt securities will be subrogated to the rights of the holders of senior debt to receive payments and distributions applicable to the senior debt until all amounts owing on the junior subordinated debt securities are paid in full. OGE Energy had $791.6 million of senior debt outstanding at August 31, 1999.

    "Senior debt" means:

    (1) the principal, premium, if any, and interest in respect of (A) indebtedness of OGE Energy for money borrowed and (B) indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by OGE Energy;

    (2) all capitalized lease obligations of OGE Energy;

    (3) all obligations of OGE Energy representing the deferred purchase price of property, including conditional sales obligations and obligations under title retention agreements;


    (4) all obligations for the reimbursement of the issuer of specified types of letters of credit;



    (5) all obligations of the type referred to in clauses (1) through (4) of other persons for which OGE Energy is responsible or liable as guarantor or otherwise; and



    (6) all obligations of the type referred to in clauses (1) through (5) of other persons secured by any lien on any property or asset of OGE Energy, whether or not the obligation is assumed by OGE Energy, with the amount of the obligation being deemed to equal the lessor of the value of the property or assets or the amount of the obligation secured by the property or assets of OGE Energy.


but senior debt does not include:


       (a) junior subordinated debt securities;



       (b) any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, subordinated debt securities; and



       (c) indebtedness for goods or materials purchased in the ordinary course of business or for services obtained in the ordinary course of business or indebtedness consisting of trade payables.


    The debt of OGE Energy's subsidiaries is effectively senior to the junior subordinated debt securities. At August 31, 1999, approximately $2.108 billion of obligations of OGE Energy's subsidiaries not included in OGE Energy's senior indebtedness was outstanding.

    The indenture does not limit the aggregate amount of senior debt that may be issued by OGE Energy.

REDEMPTION

    OGE Energy will have the right to redeem the junior subordinated debt securities as described above under "Description of the Preferred Securities--Special Event Redemption." The redemption price will be equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest to the date of redemption. OGE Energy will also have the right, at any time on or after the date specified in the applicable prospectus supplement, to redeem the junior subordinated debt securities in whole or in part at a redemption price specified in the applicable prospectus supplement.

INTEREST

    The junior subordinated debt securities will bear interest at the rate specified in the applicable prospectus supplement, payable in arrears on the dates specified in the applicable prospectus supplement, unless interest is deferred as described below. Interest will be paid to the person in whose name a junior subordinated debt security is registered, with limited exceptions, at the close of business on the business day next preceding that interest payment date. In the event the junior subordinated debt securities no longer remain in book-entry only form, OGE Energy will select appropriate record dates.

    The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period will be computed on the basis of a 30-day month and, for periods of less than a full month, the actual number of days elapsed per 30-day month. If any date on which interest is payable on the junior subordinated debt securities is not a business day, then payment of the interest payable on that date will be made on the succeeding day that is a business day, and without any interest or other payment in respect of any such delay. However, if the next business day is in the succeeding calendar year, then payment shall be made on the preceding business day, in each case with the same force and effect as if made on the stated date.

OPTION TO DEFER INTEREST PAYMENTS

    OGE Energy can defer interest payments for one or more periods of up to five years. However, no deferral period may extend beyond the maturity of the junior subordinated debt securities. At the end of the deferral period, OGE Energy will pay all interest then accrued and unpaid.

    During any deferral period, OGE Energy will not be permitted to:

    - declare or pay a dividend or make any other payment or distribution on OGE Energy's capital stock;


    - redeem, purchase, acquire or make a liquidation payment on any of OGE Energy's capital stock;



    - make an interest, principal or premium payment, or repay, repurchase or redeem, any debt issued by OGE Energy that ranks equally with or junior to the junior subordinated debt securities; or



    - make any guarantee payment with respect to any guarantee by OGE Energy of debt securities of any of its subsidiaries or any other person, if the guarantee ranks equal to or junior to the junior subordinated debt securities.


    During any deferral period, however, OGE Energy will be permitted to:

    - declare and pay dividends or distributions by way of issuance of its common stock;

    - make payments under the guarantee in respect of the preferred and common securities;

    - declare or pay a dividend in connection with the implementation of a shareholders' rights plan, or the issuing of stock under such a plan or repurchase such rights; and

    - purchase common stock relating to the issuing of common stock or rights under any of OGE Energy's benefit plans.

    OGE Energy has no present intention of exercising its right to defer payments of interest by extending the interest payment period on the junior subordinated debt securities.

    If the property trustee is the sole holder of the junior subordinated debt securities, OGE Energy will give the regular trustees, the property trustee and the indenture trustee notice of its election to defer interest payments one business day prior to the earlier of:

    - the date distributions on the preferred securities would be payable, if not for the deferral period, or

    - the date the regular trustees are required to give notice to the NYSE or other applicable self-regulatory organization or to holders of the preferred securities of the record date or the date such distribution would be payable, if not for the deferral period, but in any event one business day prior to the record date. The regular trustees will give notice of OGE Energy's selection of a deferral period to the holders of the preferred securities.

    If the property trustee is not the sole holder of the junior subordinated debt securities, OGE Energy shall give the holders of the junior subordinated debt securities notice of its election to defer interest payments ten business days prior to the earlier of

    - the next succeeding interest payment date or

    - the date upon which OGE Energy is required to give notice to the NYSE or other applicable self-regulatory organization or to holders of the junior subordinated debt securities of the record or payment date of the related interest payment, but in any event two business days prior to the record date.

INDENTURE EVENTS OF DEFAULT

    The indenture provides that the following are events of default relating to the junior subordinated debt securities of a particular series:

    - failure to pay required interest on any debt security of that series for 30 days;

    - failure to pay principal or premium, if any, on any debt security of that series when due;


    - failure to pay at final maturity, or acceleration of, indebtedness of OGE Energy having an aggregate principal amount of more than 1% of OGE Energy's consolidated total assets (determined as of the most recent fiscal year-end), unless cured within 10 days after notice has been given to OGE Energy by the trustee or the holders of at least 10% in aggregate principal amount of the junior subordinated debt securities of that series;



    - failure to perform for 60 days after notice from the indenture trustee or the holders of at least 25% in aggregate principal amount of debt securities of a particular series to OGE Energy of a default under any other covenant in the relevant indenture other than a covenant included in the relevant indenture solely for the benefit of a series of debt securities other than that series; and



    - specified events of bankruptcy or insolvency, whether voluntary or not.



    If any indenture event of default occurs and is continuing, the indenture trustee or property trustee, as the holder of the junior subordinated debt securities, will have the right to declare the principal of and the interest on the junior subordinated debt securities and any other amounts payable under the indenture to be immediately due and payable. An indenture event of default also constitutes a trust enforcement event. The holders of preferred securities in limited circumstances have the right to direct the property trustee to exercise its rights as the holder of the junior subordinated debt securities. See "Description of the Preferred Securities--Trust Enforcement Events" and "--Voting Rights; Control of Remedies."


    Despite the foregoing, if a trust enforcement event has occurred and is continuing and the event is attributable to the failure of OGE Energy to pay interest or principal on the junior subordinated debt securities when such interest or principal is payable, OGE Energy acknowledges that a holder of preferred securities may sue for payment. OGE Energy may not amend the indenture to remove this right to bring a direct action without the prior written consent of all of the holders of preferred securities.

CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE


    OGE Energy may not consolidate with or merge into any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless

    - the corporation or entity formed by such consolidation or into which OGE Energy is merged or which acquires by conveyance or transfer, or which leases, the properties and assets of OGE Energy substantially as an entirety, is a corporation, partnership or trust that expressly assumes, by supplemental indenture executed and delivered to the indenture trustee, the payment of the principal of and premium, if any, and interest on all the junior subordinated debt securities and the performance of every covenant of the subordinated indenture on the part of OGE Energy to be performed or observed;


    - immediately after giving effect to the transaction, no event of default under the subordinated indenture, and no event that, after notice or lapse of time or both, would become an event of default under the subordinated indenture, shall have happened and be continuing; and



    - OGE Energy has delivered to the indenture trustee an officers' certificate and an opinion of counsel, each stating that the transaction complies with the provisions of the subordinated indenture governing consolidation, merger, conveyance, transfer or lease and that all conditions precedent thereto have been complied with.


    For purposes of the foregoing summarized provisions of the indenture, the phrase "ALL OR SUBSTANTIALLY ALL OF ITS PROPERTIES AND ASSETS" means 50% or more of the total assets of OGE Energy as shown on the consolidated balance sheet of OGE Energy as of the end of the calendar year immediately preceding the day of the year in which such determination is made. Nothing in the indenture prevents or hinders OGE Energy from selling, transferring or otherwise disposing during any calendar year (in one transaction or a series of transactions) less than 50% of the amount of its total assets as shown on the consolidated balance sheet of OGE Energy as of the end of the immediately preceding calendar year.


SATISFACTION AND DISCHARGE



    The indenture will cease to be of further effect and OGE Energy will be deemed to have satisfied and discharged all of its obligations under the indenture when (1) all outstanding junior subordinated debt securities have become due and payable, or will become due and payable within one year, by reason of the maturity or a redemption date, and (2) OGE Energy deposits with the indenture trustee, in trust, funds that are sufficient to pay and discharge all remaining indebtedness on the outstanding junior subordinated debt securities; provided however, that OGE Energy will remain obligated to pay all other amounts due under the debt securities indenture and to perform certain ministerial tasks as described in the indenture.



    Unless otherwise provided in a supplemental indenture setting forth the terms of a series of junior subordinated debt securities, OGE Energy will be deemed to have paid and discharged the entire indebtedness on all of the outstanding junior subordinated debt securities of that series when (1) OGE Energy deposits with the indenture trustee, in trust, funds that are sufficient to pay and discharge all remaining indebtedness on the outstanding junior subordinated debt securities of that series to the stated maturity or any redemption date, (2) OGE Energy has paid all other sums payable with respect to the outstanding junior subordinated debt securities of that series, and (3) OGE Energy has satisfied certain other requirements intended to ensure that the payment and discharge will not have any adverse United States federal income tax consequences to holders of preferred securities.

MODIFICATIONS AND AMENDMENTS

    The indenture may be modified by OGE Energy and the trustee without the consent of any holders with respect to certain matters, including without limitation (i) to cure any ambiguity, defect or inconsistency or to correct or supplement any provision which may be inconsistent with any provision of the indenture and (ii) to make any change that does not materially adversely affect the interests of any holder of junior subordinated debt securities of any series. In addition, under the indenture, certain rights and obligations of OGE Energy and the rights of holders of the junior subordinated debt securities may be modified by OGE Energy and the trustee with the written consent of the holders of a majority in aggregate principal amount of the outstanding junior subordinated debt securities of each series affected thereby; but no change in the maturity of any junior subordinated debt securities of any series, reduction in the interest rate or extension of the time for payment of interest, change in the redemption provisions in a manner adverse to any holder of junior subordinated debt securities of any series, other modification in the terms of payment of the principal of, or interest on, any junior subordinated debt securities of any series, or reduction of the percentage required for modification, will be effective against any holder of any outstanding junior subordinated debt security of any series affected thereby without the holder's consent. The indenture does not limit the aggregate amount of junior subordinated debt securities of OGE Energy which may be issued thereunder.

    The holders of a majority in aggregate principal amount of the outstanding junior subordinated debt securities of any series may on behalf of the holders of all junior subordinated debt securities of that series waive, insofar as that series is concerned, compliance by OGE Energy with certain restrictive covenants of the indenture. The holders of a majority in aggregate principal amount of the outstanding junior subordinated debt securities of any series may on behalf of the holders of all junior subordinated debt securities of that series waive any past event of default or default under the indenture with respect to that series, except an event of default or a default in the payment of the principal of, or premium, if any, or any interest on any junior subordinated debt security of that series or in respect of a provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding junior subordinated debt security of that series affected.

CONCERNING THE INDENTURE TRUSTEE

    OGE Energy and certain of its subsidiaries maintain bank accounts, borrow money and have other customary commercial banking or investment banking relationships with the indenture trustee in the ordinary course of business.

MISCELLANEOUS

    The indenture provides that OGE Energy will pay all fees and expenses related to:

    - the issuance and exchange of the trust securities and the junior subordinated debt securities;

    - the organization, maintenance and dissolution of the trust;

    - the retention of the trustees; and

    - the enforcement by the property trustee of the rights of the holders of the preferred securities.

    The indenture is governed and construed in accordance with the laws of Oklahoma.

                          DESCRIPTION OF THE GUARANTEE

    The guarantee to be executed and delivered by OGE Energy for the benefit of the holders of preferred securities will be qualified as an indenture under the Trust Indenture Act of 1939. Wilmington Trust Company will act as guarantee trustee for purposes of the Trust Indenture Act. The terms of the guarantee will include those set forth in the guarantee and those made part of the guarantee by the Trust Indenture Act. The following summary of the material terms of the guarantee is not intended to be complete and is qualified in all respects by the applicable prospectus supplement, the guarantee, the Trust Indenture Act and other applicable law. The guarantee will be filed as an exhibit to a document incorporated by reference in the registration statement of which this prospectus forms a part.

GENERAL

    Pursuant to and to the extent set forth in the guarantee, OGE Energy will irrevocably and unconditionally agree to pay in full to the holders of the preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim which the trust may have or assert, the following payments without duplication:


    - any accrued and unpaid distributions that are required to be paid on the preferred securities, to the extent the trust has sufficient funds available for those distributions;


    - the redemption price per preferred security, to the extent the trust has funds available for those redemptions; and

    - upon a voluntary or involuntary dissolution, winding-up or liquidation of the trust, other than in connection with the distribution of junior subordinated debt securities to the holders of preferred securities, the lesser of (1) the aggregate liquidation amount of the preferred securities and all accrued and unpaid distributions thereon and (2) the amount of assets of the trust remaining for distribution to holders of the preferred securities upon a liquidation of the trust.

STATUS OF THE GUARANTEE

    The guarantee will constitute an unsecured obligation of OGE Energy and will rank:

    - subordinate and junior in right of payment to all other liabilities of OGE Energy, except those that rank equally or subordinate by their terms,

    - on a parity with the most senior preferred or preference stock now or hereafter issued by OGE Energy and with any guarantee now or hereafter entered into by OGE Energy in respect of any preferred securities of any affiliate of OGE Energy, and

    - senior to OGE Energy's common stock.

    The guarantee will not place a limitation on the amount of additional senior debt that may be incurred by OGE Energy.

    The guarantee will constitute a guarantee of payment and not of collection (that is, the guaranteed party may institute a legal proceeding directly against OGE Energy to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity). The guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by the trust or upon distribution of the junior subordinated debt securities to the holders of the preferred securities in exchange for all such preferred securities.

    The guarantee, when taken together with OGE Energy's obligations under the junior subordinated debt securities, the indenture and the declaration, including its obligations to pay costs, expenses, debts and liabilities of the trust, other than those relating to trust securities, will provide a full and unconditional guarantee on a subordinated basis by OGE Energy of payments due on the preferred securities. See "Effect of Obligations Under the Junior Subordinated Debt Securities and the Guarantee."

IMPORTANT COVENANTS OF OGE ENERGY

    In the guarantee, OGE Energy will covenant that, so long as any trust securities remain outstanding, if:

    - there shall have occurred any event of default under the indenture or OGE Energy shall be in default with respect to its payment of any obligations under the guarantee, or

    - OGE Energy shall have given notice of its election to defer interest payments and shall not have rescinded such notice, and while such interest is deferred,

then OGE Energy will not, and will not permit any subsidiary to:

    - declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of OGE Energy's capital stock, or

    - make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of OGE Energy that rank on a parity with or junior in interest to the junior subordinated debt securities or make any guarantee payments with respect to any guarantee by OGE Energy of the debt securities of any subsidiary of OGE Energy if such guarantee ranks on a parity with or junior in interest to such junior subordinated debt securities, other than:

       - dividends or distributions in common stock of OGE Energy,

       - payments under the guarantee made by OGE Energy in respect of the trust securities of the trust,

       - any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, and

       - purchases of common stock related to the issuance of common stock or rights under any of OGE Energy's benefit plans.

EVENTS OF DEFAULT

    An event of default under the guarantee will occur upon the failure of OGE Energy to perform any of its payment or other obligations required by the guarantee. The holders of a majority in aggregate liquidation amount of the preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee.

    If the guarantee trustee fails to enforce the guarantee trustee's rights under the guarantee, any holder of related preferred securities may directly sue OGE Energy to enforce the guarantee trustee's rights under the guarantee without first suing the trust, the guarantee trustee or any other person or entity.

    OGE Energy, as guarantor, will be required to file annually with the guarantee trustee a certificate as to whether or not OGE Energy is in compliance with all the conditions and covenants applicable to it under the guarantee.

    The holders of a majority in liquidation amount of the preferred securities may vote to waive, on behalf of all holders of preferred securities, any past event of default under the guarantee.

MODIFICATION OF GUARANTEE; ASSIGNMENT

    The guarantee may be amended only with the prior approval of the holders of not less than 66 2/3% in aggregate liquidation amount of the outstanding preferred securities. No vote will be required, however, for any changes that do not materially adversely affect the rights of holders of preferred securities. All guarantees and agreements contained in the guarantee shall bind the successors, assignees, receivers, trustees and representatives of OGE Energy and shall inure to the benefit of the holders of the preferred securities then outstanding.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE


    Prior to the occurrence of a default relating to the guarantee and after the cure of all events of default, the guarantee trustee undertakes to perform only such duties as are specifically set forth in the guarantee. After such default, the guarantee trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Provided that the foregoing requirements have been met, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.


TERMINATION OF THE GUARANTEE

    The guarantee will terminate as to the preferred securities upon full payment of the redemption price of all preferred securities, upon distribution of the junior subordinated debt securities to the holders of the preferred securities or upon full payment of the amounts payable upon liquidation of the trust. The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of preferred securities must restore payment of any sums paid under the preferred securities or the guarantee.

GOVERNING LAW

    The guarantee will be governed by and construed in accordance with the laws of Oklahoma.

            EFFECT OF OBLIGATIONS UNDER THE JUNIOR SUBORDINATED DEBT
                          SECURITIES AND THE GUARANTEE

    As set forth in the declaration, the sole purpose of the trust is to issue the trust securities and to invest the proceeds from such issuance and sale in the junior subordinated debt securities. As long as payments of interest and other payments are made when due on the junior subordinated debt securities, such payments will be sufficient to cover the distributions and payments due on the trust securities. This is due to the following factors:

    - the aggregate principal amount of junior subordinated debt securities will be equal to the sum of the aggregate stated liquidation amount of the trust securities;

    - the interest rate and the interest and other payment dates on the junior subordinated debt securities will match the distribution rate and distribution and other payment dates for the preferred securities;

    - under the indenture, OGE Energy will pay, and the trust will not be obligated to pay, directly or indirectly, all costs, expenses and obligations of the trust other than those relating to the trust securities; and

    - the declaration further provides that the OGE Energy trustees may not cause or permit the trust to engage in any activity that is not consistent with the purposes of the trust.


    Payments of distributions, to the extent there are sufficient available funds, and other payments due on the preferred securities, to the extent there are legally and immediately available funds, are guaranteed by OGE Energy to the extent described in this prospectus. If OGE Energy does not make interest payments on the junior subordinated debt securities, the trust will not have sufficient funds to pay distributions on the preferred securities. The guarantee is a subordinated guarantee. The guarantee does not apply to any payment of distributions unless and until the trust has sufficient funds for the payment of such distributions. See "Description of the Guarantee."


    The guarantee covers the payment of distributions and other payments on the preferred securities only if and to the extent that OGE Energy has made a payment of interest or principal or other payments on the junior subordinated debt securities. The guarantee, when taken together with OGE Energy's obligations under the junior subordinated debt securities and the indenture and its obligations under the declaration, will provide a full and unconditional guarantee of distributions and all other amounts due on the preferred securities.

    OGE Energy acknowledges that the guarantee trustee shall enforce the guarantee on behalf of the holders of the preferred securities. If OGE Energy fails to make payments under the guarantee, the guarantee allows the holders of the preferred securities to direct the guarantee trustee to enforce its rights thereunder. If the guarantee trustee fails to enforce the guarantee, any holder of preferred securities may directly sue OGE Energy to enforce the guarantee trustee's rights under the guarantee. Such holder need not first sue the trust, the guarantee trustee, or any other person or entity. A holder of preferred securities may also directly sue OGE Energy to enforce such holder's right to receive payment under the guarantee. Such holder need not first (1) direct the guarantee trustee to enforce the terms of the guarantee or (2) sue the trust or any other person or entity.

    OGE Energy will be required to pay all costs and expenses of each OGE Energy Capital Trust pursuant to the amended and restated declaration of each trust.

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    In the opinion of Gardner, Carton & Douglas, special United States tax counsel to OGE Energy, the following discussion is an accurate summary of the material United States federal income tax consequences of the purchase, ownership and disposition of the preferred securities.

    Except where we state otherwise, this summary deals only with preferred securities held as capital assets by a holder who:

    - is a United States person (as defined below), and

    - purchases the preferred securities upon original issuance at their original offering price.

A "United States person" is a holder who is one of the following:

    - a citizen or individual resident of the United States,

    - a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision of the United States,

    - an estate the income of which is subject to United States federal income taxation regardless of its source,

    - any trust that (x) is subject to the primary supervision of a court within the United States with respect to its administration and the control of one or more United States persons or (y) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

    Your tax treatment may vary depending on your particular situation. This summary does not address all the tax consequences that may be relevant to holders that are subject to special tax treatment, such as:

    - banks;

    - real estate investment trusts;

    - regulated investment companies;

    - insurance companies;

    - dealers in securities or currencies;

    - tax-exempt investors;

    - individual retirement and tax deferred accounts;

    - persons holding preferred securities as part of a (1) hedging, (2) integrated investment, (3) conversion or (4) constructive sale transaction;

    - persons holding preferred securities as part of a straddle; or

    - persons whose functional currency is not the United States Dollar.

    In addition, this summary does not include any description of the following, either of which may be applicable to you:

    - any alternative minimum tax consequences; or

    - the tax laws of any state, local or foreign government.

    This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated under the Code and administrative and judicial interpretations in effect as of the date of the prospectus. These income tax laws, regulations and interpretations, however, may change at any time. Any change could be retroactive to the issuance date of the preferred securities and could cause the tax consequences to vary substantially from the consequences described below, possibly having an adverse effect on a holder of preferred securities.

    The authorities on which this summary is based are subject to various interpretations. No ruling has been received from the Internal Revenue Service ("IRS") on the matters discussed in this summary and either the IRS or the courts could disagree with the explanations or conclusions contained in this summary and the opinion of special tax counsel.

    YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS. FOR A DISCUSSION OF THE POSSIBLE REDEMPTION OF THE PREFERRED SECURITIES UPON THE OCCURRENCE OF A TAX EVENT SEE "CERTAIN TERMS OF THE PREFERRED SECURITIES--SPECIAL EVENT REDEMPTION."

CLASSIFICATION OF THE TRUST

    We intend to take the position that the trust will be classified as a grantor trust for United States federal income tax purposes and not as an association taxable as a corporation. As a condition to the issuance of the junior subordinated debt securities, Gardner, Carton & Douglas will deliver an opinion that under current law and assuming full compliance with the terms of the trust's amended and restated declaration, and based upon certain facts and assumptions contained in such opinion, the trust will be classified as a grantor trust for United States federal income tax purposes. As a result, for United States federal income tax purposes, you generally will be treated as owning an undivided beneficial ownership interest in the junior subordinated debt securities. Thus, you will be required to include in your gross income your pro rata share of the interest income or original issue discount that is paid or accrued on the junior subordinated debt securities. See "--Interest Income and Original Issue Discount."

CLASSIFICATION OF THE JUNIOR SUBORDINATED DEBT SECURITIES

    OGE Energy, the trust and you (by your acceptance of a beneficial ownership interest in a preferred security) will agree to treat the junior subordinated debt securities as indebtedness for all United States tax purposes. As a condition to the issuance of the junior subordinated debt securities, Gardner, Carton & Douglas will deliver an opinion upon issuance of the junior subordinated debt securities that under current law, and based upon certain facts and assumptions contained in such opinion, the junior subordinated debt securities will be classified as indebtedness for United States federal income tax purposes.

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

    We are taking the position that you will generally be taxed on the stated interest on the junior subordinated debt securities as ordinary income at the time it is paid or accrued in accordance with your regular method of tax accounting and will report the interest income to you accordingly. We anticipate that the junior subordinated debt securities will not be issued with an issue price that is less than their stated redemption price at maturity. Thus, we are taking the position that the junior subordinated debt securities are not subject to the special original issue discount ("OID") rules, at least upon initial issuance.

    If, however, OGE Energy exercises its right to defer payments of interest on the junior subordinated debt securities, the junior subordinated debt securities will become OID instruments at such time. In such case, you will be subject to the special OID rules described below. Once the junior subordinated debt securities become OID instruments, they will be taxed as OID instruments for as long as they remain outstanding.

    The Treasury regulations dealing with OID and the right to defer interest have not yet been addressed in any rulings or other interpretations by the IRS. It is possible that, because of OGE Energy's right to defer interest, the IRS could assert that the junior subordinated debt securities were issued initially with OID. If the IRS were successful, regardless of whether OGE Energy exercises its option to defer payments of interest on such junior subordinated debt securities, you would be subject to the special OID rules described below.

Under the OID economic accrual rules, the following occurs:

    - you would accrue as OID an amount of interest income each year that approximates the stated interest payments called for under the terms of the junior subordinated debt securities using the constant-yield-to-maturity method of accrual (based on the compounding of interest) described in section 1272 of the Code regardless of your method of accounting;

    - the actual cash distributions of interest you receive on the preferred securities in respect of the junior subordinated debt securities would not be reported separately as taxable income;

    - any amount of OID included in your gross income (whether or not during a deferral period) with respect to the preferred securities will increase your tax basis in such preferred securities; and

    - the amount of cash distributions that you receive in respect of such accrued OID will reduce your tax basis in such preferred securities.

    As a result, if OGE Energy elects to defer payment of interest on the junior subordinated debentures, you will be required to include an amount of interest income in your gross income each year as OID, even though you do not receive actual cash distributions with respect to the preferred securities and even though you may use the cash method of accounting.

    If you are a corporate holder of preferred securities, you will not be entitled to a dividends-received deduction with respect to any income you recognize with respect to the preferred securities.

DISTRIBUTION OF JUNIOR SUBORDINATED DEBT SECURITIES OR CASH UPON LIQUIDATION OF
  THE TRUST

    As described under the caption "Certain Terms of the Preferred Securities--Distribution of the Junior Subordinated Debt Securities," the junior subordinated debt securities held by the trust may be distributed to you in exchange for your preferred securities when the trust is liquidated. Under current law, except as described below, this type of distribution would not be taxable. Upon a distribution, you will receive your pro rata share of the junior subordinated debt securities previously held indirectly through the trust. Your holding period and aggregate tax basis in the junior subordinated debt securities will equal the holding period and aggregate tax basis that you had in your preferred securities before the distribution.

    OGE Energy has the option to redeem the junior subordinated debt securities and distribute the resulting cash in liquidation of the trust. This distribution of cash would be taxable as described below in "--Sales of Preferred Securities." Further, in other circumstances described under "Certain Terms of the Preferred Securities--Special Event Redemption," OGE Energy may redeem the junior subordinated debt securities and distribute cash in liquidation of the trust. This distribution of cash would also be taxable as described below in "--Sales of Preferred Securities."

    If you receive junior subordinated debt securities in exchange for your preferred securities, you would include in gross income interest or OID in respect of the junior subordinated debt securities received from the trust in the manner described above under "--Interest Income and Original Issue Discount."

    If the trust is treated as an association taxable as a corporation, a tax event will occur. If OGE Energy elects to distribute the junior subordinated debt securities to you at this time, or to redeem the securities and distribute the resulting cash, the distribution or the redemption and distribution, would likely constitute a taxable event to the trust and to you.

SALES OF PREFERRED SECURITIES

    If you sell or OGE Energy redeems your preferred securities, you will recognize gain or loss equal to the difference between:

    - your amount realized on the sale or redemption of the preferred securities (less an amount equal to any accrued but unpaid qualified stated interest that you did not previously include in income, which will be taxable as such); and

    - your adjusted tax basis in your preferred securities sold or redeemed.

    Your basis in the preferred securities will generally be your original issue price increased by any OID previously included in income to the date of disposition and reduced by cash distributions received with respect to such OID. If you dispose of the preferred securities between interest payment dates, you will be required to include in your gross income the amount of any accrued but unpaid interest as ordinary income and your basis in the preferred securities will be increased by such amount.

    The gain or loss will generally be a long-term capital gain or loss if you have held your preferred securities for more than one year. Long-term capital gains of individuals are taxed at a maximum statutory rate of 20%. The deductibility of capital losses is subject to limitations.

NON-UNITED STATES HOLDERS

    The following discussion only applies to you if you are not a United States person. As discussed above, the preferred securities will be treated as evidence of an indirect beneficial ownership interest in the junior subordinated debt securities. See "--Classification of the Trust." Thus, under present United States federal income tax law, and subject to the discussion below concerning backup withholding:

(1) no withholding of United States federal income tax will be required with respect to distributions by the trust or any paying agent of principal or interest (which for purposes of this discussion includes any OID) to you on the preferred securities (or the junior subordinated debt securities) if you meet all of the following requirements (the "portfolio interest exemption"):

    - you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of OGE Energy entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder;

    - you are not a controlled foreign corporation that is related to OGE Energy through stock ownership;

    - you are not a bank whose receipt of interest on the junior subordinated debt securities is described in section 881(c)(3)(A) of the Code; and

    - you satisfy the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder; and

(2) no withholding of United States federal income tax generally will be required with respect to any gain you realize upon the sale or other disposition of the preferred securities (or the junior subordinated debt securities).

    To satisfy the statement requirement referred to in (1) above, you, or a financial institution holding the preferred securities on your behalf, must provide, in accordance with specified procedures, to the trust or its paying agent, a statement to the effect that you are not a United States person. Currently, you can meet this requirement if one of the following is performed:

    - you provide your name and address, and certify, under penalties of perjury, that you are not a United States person (this certification may be made on an IRS Form W-8 (or successor form)); or

    - a financial institution holding the preferred securities on your behalf certifies, under penalties of perjury, that:

       (a) you provided it with a statement described above; and

       (b) the financial institution furnishes the paying agent with a copy of the statement.

    Under final Treasury regulations (the "Final Regulations"), the statement requirement referred to in (1) above may also be satisfied with other documentary evidence for interest paid after December 31, 2000 with respect to an offshore account or through certain foreign intermediaries.

    If you cannot satisfy the requirements of the portfolio interest exemption described in (1) above, distributions of interest (including any OID) and premium, in any, made to you with respect to the preferred securities, will be subject to a 30% United States withholding tax unless you provide OGE Energy or its paying agent, as the case may be, with one of the following properly executed forms:

    - IRS Form 1001 (or successor form) claiming an exemption from, or a reduction of, this withholding tax under the benefit of a tax treaty; or

    - IRS Form 4224 (or successor form) stating that distributions of interest with respect to preferred securities (or the junior subordinated debt securities) is not subject to this withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

    Under the Final Regulations effective for payments after December 31, 2000, you will generally be required to provide IRS Form W-8 in lieu of IRS Form 1001 and IRS Form 4224, although alternative documentation may be applicable in certain situations.

    If you are engaged in a trade or business in the United States and interest on the preferred securities (or junior subordinated debt securities) is effectively connected with the conduct of your trade or business, you will be subject to United States federal income tax on such interest on a net income basis in the same manner as if you were a United States person. However, you will not be subject to withholding described above.

    You will generally not be subject to United States federal income tax on any gain you realize upon the sale or other disposition of the preferred securities (or the junior subordinated debt securities) unless:

    - the gain is effectively connected with your trade or business in the United States; or

    - you are an individual and you are present in the United States for 183 days or more in the taxable year of such sale, exchange or retirement and certain other conditions are met.

    In addition, in either case, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable tax treaty) of your effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, interest and gain with respect to the preferred securities would be included in your earnings and profits.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    Income on the preferred securities held of record by United States persons (other than corporations and other exempt holders) will be reported annually to such holders and to the IRS. Such income will be reported to you on Forms 1099, which we intend to mail to the holders of record by January 31 following each calendar year.

    "Backup withholding" at a rate of 31% will apply to payments of interest to non-exempt United States persons unless you:

    - furnish your taxpayer identification number in the manner prescribed in applicable Treasury regulations;

    - certify that such number is correct;

    - certify as to no loss of exemption from backup withholding; and

    - meet certain other conditions.

    In general, no information reporting or backup withholding will be required with respect to payments made by the trust or any paying agent to non-United States persons if a statement described in (1) under "Non-United States Holders" has been received and the payor does not have actual knowledge that you are a United States person.

    In addition, backup withholding and information reporting will apply to the proceeds from disposition of preferred securities (or junior subordinated debt securities) within the United States or conducted outside the United States through certain United States related financial intermediaries unless the statement described in (1) under "Non-United States Holders" has been received (and the payor does not have actual knowledge that you are a United States person) or you otherwise establish an exemption.

    Any amounts withheld from you under the backup withholding rules generally will be allowed as a refund or a credit against your United States federal income tax liability, provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

    The trust may offer the preferred securities in one or more of the following ways from time to time:

    - to or through underwriters or dealers;

    - by itself directly;

    - through agents; or

    - through a combination of any of these methods of sale.

    The prospectus supplement relating to an offering of preferred securities will set forth the terms of that offering, including:

    - the name or names of any underwriters, dealers or agents;

    - the purchase price of the preferred securities and the proceeds to OGE Energy from the sale;

    - any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation;

    - the initial public offering price;

    - any discounts or concessions to be allowed or reallowed or paid to dealers; and

    - any securities exchanges on which such preferred securities may be listed.

    Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    If underwriters are used in an offering of preferred securities, those preferred securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise set forth in the prospectus supplement, the underwriters will not be obligated to purchase preferred securities unless specified conditions are satisfied, and if the underwriters do purchase any preferred securities, they will purchase all preferred securities.

    In connection with underwritten offerings of the preferred securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the preferred securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

    - A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

    - A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

    - A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

    These transactions may be effected on the NYSE, in the over-the-counter market, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

    If dealers are used in the sale of preferred securities, OGE Energy will sell those preferred securities to the dealers as principals. The dealers may then resell the preferred securities to the public at varying prices to be determined by the dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to that transaction.

    Preferred securities may be sold directly by OGE Energy to one or more institutional purchasers, or through agents designated by OGE Energy from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the preferred securities in respect of which this prospectus is delivered will be named, and any commissions payable by OGE Energy to that agent will be set forth, in the prospectus supplement relating to that offering. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

    If so indicated in the applicable prospectus supplement, OGE Energy will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase preferred securities from the trust at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Those contracts will be subject only to those conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of the contracts.

    This prospectus together with any applicable prospectus supplement may also be used in connection with offers and sales of the preferred securities in market-making transactions at negotiated prices related to prevailing market prices at the time of sale.

    Underwriters, dealers and agents may be entitled, under agreements with OGE Energy and the trust, to indemnification by OGE Energy relating to material misstatements and omissions. Underwriters, dealers and agents may engage in transactions with, or perform services for, OGE Energy and affiliates of OGE Energy in the ordinary course of business.

    Each series of preferred securities will be a new issue of securities and will have no established trading market. Any underwriters to whom preferred securities are sold for public offering and sale may make a market in those preferred securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The preferred securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the preferred securities.

                              ERISA CONSIDERATIONS

    A fiduciary of a pension, profit-sharing or other employee benefit plan governed by the Employee Retirement Income Security Act of 1974, should consider the fiduciary standards of ERISA in the context of the ERISA plan's particular circumstances before authorizing an investment in the preferred securities of the trust. Among other factors, the fiduciary should consider whether such an investment is in accordance with the documents governing the ERISA plan and whether the investment is appropriate for the ERISA plan in view of its overall investment policy and diversification of its portfolio.

    ERISA and the Code prohibit ERISA plans, as well as individual retirement accounts and Keogh plans governed by section 4975 of the Code, from engaging in certain transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Code relating to the plan. The U.S. Department of Labor has issued a final regulation with regard to whether the underlying assets of an entity in which employee benefit plans acquire equity interests are deemed to be plan assets.

    Under such regulation, for purposes of ERISA and section 4975 of the Code, the assets of the trust would be deemed to be "plan assets" of a plan whose assets were used to purchase preferred securities of the trust if the preferred securities of the trust were considered to be equity interests in the trust and no exception to plan asset status were applicable under such regulation.

    If the assets of the trust were deemed to be plan assets of plans that are holders of the preferred securities of the trust, a plan's investment in the preferred securities of the trust might be deemed to constitute a delegation under ERISA of the duty to manage plan assets by a fiduciary investing in preferred securities of the trust. Also, OGE Energy might be considered a "party in interest" or "disqualified person" relating to plans whose assets were used to purchase preferred securities of the trust. If this were the case, an investment in preferred securities of the trust by a plan might constitute, or in the course of the operation of the trust give rise to, a prohibited transaction under ERISA or the Code. In particular, it is likely that under such circumstances a prohibited extension of credit to OGE Energy would be considered to occur under ERISA and the Code.

    In addition, OGE Energy might be considered a "party in interest" or "disqualified person" for certain plans for reasons unrelated to the operation of the trust, e.g., because of the provision of services by OGE Energy or an affiliate to the plan. A purchase of preferred securities of the trust by any such plan would be likely to result in a prohibited extension of credit to OGE Energy, without regard to whether the assets of the trust constituted plan assets.

    Because of the possibility that a prohibited extension of credit could occur as a result of the purchase or holding of the preferred securities of the trust by a plan, the preferred securities of the trust may not be purchased or held by any plan or any person investing "plan assets" of any plan, unless such purchaser or holder is eligible for the exemptive relief available under:

    - Prohibited Transaction Class Exemption 96-23 for transactions determined by in-house asset managers,

    - PTCE 95-60 for transactions involving insurance company general accounts,

    - PTCE 91-38 for transactions involving bank collective investment funds,

    - PTCE 90-1 for transactions involving insurance company separate accounts, or

    - PTCE 84-14 for transactions determined by independent qualified asset managers.

    Any purchaser of the preferred securities of the trust or any interest therein will be deemed to have represented to the trust that either

       (a) it is not a plan and is not purchasing such securities or interest therein on behalf of or with "plan assets" of any plan or

       (b) its purchase and holding of the preferred securities of the trust or interest therein is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

    Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is important that any person considering the purchase of preferred securities of the trust with plan assets consult with its counsel regarding the consequences under ERISA and the Code of the acquisition and ownership of preferred securities and the availability of exemptive relief under the class exemptions listed above. In JOHN HANCOCK MUTUAL LIFE INSURANCE CO. V. HARRIS TRUST AND SAVINGS BANK, 114 S.Ct. 517 (1993), the Supreme Court ruled that assets held in an insurance company's general account may be deemed to be "plan assets" for ERISA purposes under certain circumstances. The issues raised in HARRIS TRUST have also been the subject of legislative action, and have been addressed in proposed regulations issued by the U.S. Department of Labor in December 1997.

                                 LEGAL MATTERS

    Gardner, Carton & Douglas and Rainey, Ross, Rice & Binns will act as legal counsel to OGE Energy. Richards, Layton & Finger, Wilmington, Delaware, or counsel to be identified in the applicable prospectus supplement, will act as legal counsel to the trust. Jones, Day, Reavis and Pogue, Chicago, Illinois, will act as legal counsel to the underwriters.

                                    EXPERTS

    The consolidated financial statements and schedule of OGE Energy included in OGE Energy's Form 10-K Annual Report for the fiscal year ended December 31, 1998, to the extent and for the periods indicated in their reports included in said Form 10-K, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

    The consolidated financial statements of Tejas Transok Holding, L.L.C. included in OGE Energy's Form 8-K Current Report dated July 13, 1999, as amended September 14, 1999, to the extent and for the periods indicated in their report included in said Form 8-K, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ATTACHED PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF THE DOCUMENT. SECURITIES ARE NOT BEING OFFERED IN ANY STATE OR JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

                             ---------------------

                               TABLE OF CONTENTS

              PROSPECTUS SUPPLEMENT
OGE Energy Corp.......................        S-2
Selected Financial Data...............        S-3
Ratio of Earnings to Fixed Charges....        S-3
Use of Proceeds.......................        S-4
Accounting Treatment..................        S-4
OGE Energy Capital Trust I............        S-4
Risk Factors..........................        S-5
Description of Securities.............        S-8
Certain Terms of the Preferred
  Securities..........................        S-8
Certain Terms of the Junior
  Subordinated Debt Securities........       S-11
Book-Entry Issuance...................       S-13
Underwriting..........................       S-14

                   PROSPECTUS
Summary Information-Q&A...............          2
Where You Can Find More Information...          5
Use of Proceeds.......................          5
Description of Preferred Securities...          6
Description of the Junior Subordinated
  Debt Securities.....................         13
Description of the Guarantee..........         19
Effect of Obligations Under the Junior
  Subordinated Debt Securities and the
  Guarantee...........................         22
United States Federal Income Tax
  Consequences........................         23
Plan of Distribution..................         29
ERISA Considerations..................         31
Legal Matters.........................         32
Experts...............................         32

                                 PREFERRED SECURITIES

                                   OGE ENERGY
                                CAPITAL TRUST I

                              % PREFERRED SECURITIES

                (LIQUIDATION AMOUNT $25 PER PREFERRED SECURITY)

                                ----------------

    FULLY AND UNCONDITIONALLY GUARANTEED, TO THE EXTENT SET FORTH HEREIN, BY
                                OGE ENERGY CORP.

                               ------------------

                             PROSPECTUS SUPPLEMENT
                                          , 1999
                          ---------------------------

                                LEHMAN BROTHERS
                           A.G. EDWARDS & SONS, INC.
                               CIBC WORLD MARKETS
                              MERRILL LYNCH & CO.
                                 MORGAN STANLEY
                                  DEAN WITTER
                             PRUDENTIAL SECURITIES

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The expenses relating to this registration will be borne by OGE Energy Corp. Except for the Securities and Exchange Commission registration fee, the following expenses are estimates:

Securities and Exchange Commission registration fee...............  $  55,600
Rating Agency fee.................................................    100,000*
NYSE Listing fee..................................................     60,000*
Legal fees and expenses...........................................     50,000*
Accounting fees and expenses......................................     35,000*
Transfer Agent and Trustees fees and expenses.....................     30,000*
Printing fees and expenses........................................    200,000*
Miscellaneous.....................................................     19,400*
                                                                    ---------
    Total.........................................................  $ 550,000

------------------------

*   Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Provisions of the Annotated Oklahoma Statutes provide that OGE Energy may, and in some circumstances must, indemnify the directors and officers of OGE Energy against liabilities and expenses incurred by any such person by reason of the fact that such person was serving in such capacity subject to certain limitations and conditions set forth in the statutes. OGE Energy's Restated Certificate of Incorporation contains substantially similar provisions that require such indemnification. The Restated Certificate of Incorporation is filed as Exhibit 3.01 to OGE Energy's Form 10-K for the Fiscal year ended December 31, 1996, File No. 001-12579 and incorporated herein by this reference. OGE Energy's Restated Certificate of Incorporation also contains provisions limiting the liability of OGE Energy's directors in certain instances. OGE Energy has an insurance policy covering its directors and officers against certain personal liability, which may include liabilities under the Securities Act of 1933, as amended (the "Act").

    The Declaration of each Trust provides that OGE Energy Corp. shall indemnify the Property Trustee or any of its affiliates, the Delaware Trustee or any of its affiliates, or any officers, directors, shareholders, members, partners, employees, representatives, custodians, nominees or agents of the Property Trustee and the Delaware Trustee (each, a "Fiduciary Indemnified Person") for, and hold each Fiduciary Indemnified Person harmless against, any loss, liability or expense incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of the trust or trusts hereunder, including the costs and expenses (including reasonable legal fees and expenses) of defending itself against or investigating any claim or liability in connection with the exercise or performance of any of its powers or duties under such Declaration.

    The Declaration of each Trust also provides that OGE Energy Corp. will indemnify, to the full extent permitted by law, any Regular Trustee, affiliate of any Regular Trustee or any officers, directors, shareholders, members, partners, employees, representatives or agents of any Regular Trustee or any affiliate thereof; or any officer, employee or agent of such Trust or its affiliates (each, a "Debenture Issuer Indemnified Person") who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such Trust) by reason of the fact that he is or was a Debenture Issuer Indemnified Person against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action.

ITEM 16. EXHIBITS

    See Index to Exhibits.

ITEM 17. UNDERTAKINGS

    The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) to include any prospectus required by Section 10(a)(3) or the Securities Act;

    (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

   (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) For purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or
    Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


(6) For purposes of determining any liabilities under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or
    (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, OGE Energy Corp. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City and State of Oklahoma on the 12th day of October, 1999.


                                          OGE ENERGY CORP.

                                                  /s/ JAMES R. HATFIELD

                                          --------------------------------------
                                                    James R. Hatfield
                                               VICE PRESIDENT AND TREASURER


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on the 12th day of October, 1999.


                                Chairman, President and
              *                   Chief Executive Officer
------------------------------    (Principal Executive
       Steven E. Moore            Officer)

    /s/ JAMES R. HATFIELD
------------------------------  Principal Financial
      James R. Hatfield           Officer

    /s/ DONALD R. ROWLETT
------------------------------  Principal Accounting
      Donald R. Rowlett           Officer

              *
------------------------------  Director
     Herbert H. Champlin

              *
------------------------------  Director
       Luke R. Corbett

              *
------------------------------  Director
      William E. Durrett

              *
------------------------------  Director
      Martha W. Griffin

              *
------------------------------  Director
      H.L. Hembree, III

              *
------------------------------  Director
        Robert Kelley

              *
------------------------------  Director
         Bill Swisher

              *
------------------------------  Director
    Ronald H. White, M.D.

*By:    /s/ JAMES R. HATFIELD
      -------------------------
          James R. Hatfield
         (ATTORNEY-IN-FACT)

    Pursuant to the requirements of the Securities Act of 1933, as amended, OGE Energy Capital Trust I and OGE Energy Capital Trust II each certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City and State of Oklahoma on the 12th day of October, 1999.


OGE ENERGY CAPITAL TRUST I

By:      /s/ A. M. STRECKER
      -------------------------
           A. M. Strecker
               TRUSTEE

By:     /s/ JAMES R. HATFIELD
      -------------------------
          James R. Hatfield
               TRUSTEE

OGE ENERGY CAPITAL TRUST II

By:       /s/ A.M. STRECKER
      -------------------------
            A.M. Strecker
               TRUSTEE

By:     /s/ JAMES R. HATFIELD
      -------------------------
          James R. Hatfield
               TRUSTEE

                               INDEX TO EXHIBITS


 EXHIBIT     DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
       1.01  Form of Underwriting Agreement for Trust Preferred Securities--filed herewith

       4.01  Copy of Trust Indenture, dated October 1, 1995, from OG&E to Boatmen's First National Bank of Oklahoma,
               Trustee. (Filed as Exhibit 4.29 to Registration Statement No. 33-61821 and incorporated by reference herein.)

       4.02  Copy of Supplemental Trust Indenture No. 1, dated October 16, 1995, being a supplemental instrument to
               Exhibit 4.01 hereto. (Filed as Exhibit 4.01 to OG&E's Form 8-K Report dated October 23, 1995, File No.
               1-1097, and incorporated by reference herein.)

       4.03  Supplemental Indenture No. 2, dated as of July 1, 1997, being a supplemental instrument to Exhibit 4.01 hereto. (Filed as Exhibit 4.01 of OG&E's Form 8-K filed on July 17, 1997 (File No. 1-1097) and incorporated by reference herein.)

       4.04  Supplemental Indenture No. 3, dated as of April 1, 1998, being a supplemental instrument to Exhibit 4.01 hereto. (Filed as Exhibit 4.01 to OG&E's Form 8-K filed on April 16, 1998 (File No. 1-1097) and incorporated by reference herein.)

       4.05  Form of Indenture with respect to the subordinated debt securities--filed herewith

       4.06  Form of Supplemental Indenture with respect to the subordinated debt securities--filed herewith

       4.07  Form of Subordinated debt security to be issued to each trust (included in Exhibit 4.06)

       4.08  Certificate of Trust of OGE Energy Capital Trust I--previously filed

       4.09  Certificate of Trust of OGE Energy Capital Trust II--previously filed

       4.10  Declaration of Trust of OGE Energy Capital Trust I--previously filed

       4.11  Declaration of Trust of OGE Energy Capital Trust II--previously filed

       4.12  Form of Amended and Restated Declaration of Trust for each trust (including the forms of preferred security and common security to be issued thereunder)--filed herewith

       4.13  Form of Guarantee with respect to the preferred securities of each trust--filed herewith

       5.01  Opinion and consent of Rainey, Ross, Rice & Binns as to the validity of the subordinated debt securities and guarantees of OGE Energy Corp. being registered--previously filed

       5.02  Opinion and consent of Richards, Layton & Finger as to the validity of the trust preferred securities being registered--previously filed

       8.01  Opinion and consent of Gardner, Carton & Douglas regarding certain tax matters--previously filed

      12.01  Computation in support of ratio of earnings to fixed charges--previously filed

      23.01  Consent of Rainey, Ross, Rice & Binns (included in Exhibit 5.01)

      23.02  Consent of Richards, Layton & Finger (included in Exhibit 5.02)

      23.03  Consent of Arthur Andersen LLP--filed herewith

      23.04  Consent of Gardner, Carton & Douglas (included in Exhibit 8.01)

      24.1   Power of Attorney--previously filed

      25.1   Form T-1 Statement of eligibility and qualification under the Trust Indenture Act of 1939 (a "Form T-1")
               of Bank of Oklahoma, N.A. as trustee under the indenture with respect to the subordinated debt securities--previously filed

 EXHIBIT     DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
      25.2   Form T-1 of Wilmington Trust Company as trustee under the declaration of trust of OGE Energy Capital
               Trust I--previously filed

      25.3   Form of T-1 of Wilmington Trust Company as trustee under the declaration of trust of OGE Energy Capital
               Trust II--previously filed

      25.4   Form of T-1 of Wilmington Trust Company as trustee under the guarantee for the benefit of holders of trust preferred securities of OGE Energy Capital Trust I--previously filed

      25.5   Form of T-1 of Wilmington Trust Company as trustee under the guarantee for the benefit of holders of trust preferred securities of OGE Energy Capital Trust II--previously filed


                                      E-2